EXHIBIT 99.1


                        BUILDING RESULTS FROM INITIATIVE





                                    [PHOTO]










                                  [LOGO] MTS(R)

                       Annual Report to Shareholders 2002

Financial Highlights

                                                          2002         2001
(EXPRESSED IN THOUSANDS EXCEPT PER SHARE DATA)                    (RESTATED)
---------------------------------------------------------------------------
Net revenue                                        $   355,871   $  397,359

Income before cumulative effect
   of accounting changes, net of tax               $    18,003   $   13,106

Net income                                         $     4,282   $   10,614

Earnings per share before cumulative
   effect of accounting changes, diluted           $      0.84   $     0.62
Earnings per share, diluted                        $      0.20   $     0.50
---------------------------------------------------------------------------
Cash flow                                          $    45,409   $    9,304
Cash flow from operations                          $    91,854   $   36,974
---------------------------------------------------------------------------
Return on sales(1)                                        1.2%         2.7%
Return on investment(1)                                   2.7%         6.9%
---------------------------------------------------------------------------
Dividends per share                                $      0.24   $     0.24
Shareholders' investment per share                 $      7.57   $     7.63
Weighted average shares
   outstanding, diluted (000's)                         21,433       21,070
---------------------------------------------------------------------------
New orders                                         $   376,843   $  380,299
Backlog of orders at year-end                      $   177,267   $  158,143
---------------------------------------------------------------------------

(1) Calculated using net income after cumulative effect of accounting changes



                                  Net Revenue

        Year                                           $ Million
        ----                                           ---------
        02                                                  356
        01                                                  397
        00                                                  389
        99                                                  390
        98                                                  362


         Income before cumulative effect of accounting changes

        Year                                           $ Million
        ----                                           ---------
        02                                                 18.0
        01                                                 13.1
        00                                                  3.2
        99                                                 11.1
        98                                                 21.4


  Earnings per share, before cumulative effect of accounting changes, diluted

        Year                                           $ Million
        ----                                           ---------
        02                                                $0.84
        01                                                $0.62
        00                                                $0.15
        99                                                $0.53
        98                                                $1.00


                               Backlog of Orders

        Year                                           $ Million
        ----                                           ---------
        02                                                  177
        01                                                  158
        00                                                  165
        99                                                  149
        98                                                  189


                                   Cash Flow

        Year                                           $ Million
        ----                                           ---------
        02                                                 45.4
        01                                                  9.3
        00                                                 (9.9)
        99                                                  5.5
        98                                                    0

TO OUR SHAREHOLDERS

Fiscal year 2002 was full of challenges for our customers, our employees, and our shareholders; yet, we were able to improve productivity, defend market share, and enhance our financial control environment. These actions helped position the Company for profitable growth despite a global economic slowdown. We remained committed to our core competency of precise control of motions and forces during 2002.

         Order volume was flat compared to 2001, which was a significant accomplishment in light of the general marketplace weakness. Our traditional automotive, aerospace, and research customers continued to cut their capital spending--most aggressively in North America. Factory automation spending slowed in the first half of the year but leveled off in the second half. Similarly, the largest impact was in North America. The bright spots in the year were the motorsports market and the worldwide demand for seismic simulation equipment. We finished the year with a backlog of $177 million, an increase of $19 million over the end of fiscal 2001.

         Revenue was down 10 percent from fiscal 2001, due primarily to the timing and mix of orders that included proportionately more long-term project business. Despite the lower revenue, the Company delivered $18 million in net income, or $0.84 per diluted share, before the cumulative effect of accounting changes. Just as significantly, we generated $92 million in operating cash flow, compared to $37 million in 2001, and reduced debt by $7 million. The dramatic improvement in cash flow performance reflected the Company's continuing focus on working capital initiatives.

         The Mechanical Testing and Simulation segment demonstrated continued strong performance, improving its operating income to over 10 percent despite lower revenue. Operating strength in aerospace, materials testing and advanced systems led this improvement. The Factory Automation segment recorded a loss in fiscal 2002 for the second year in a row, as a result of significantly reduced revenue volume and inventory write-offs in the Automation Division.


IMPROVING PRODUCTIVITY

We identified and implemented several productivity-related initiatives to improve our bottom-line results. Early in the year, we sold the Chaska, Minnesota, electronics assembly operation so that we could focus on our core design and project management skills. We closed the electromechanical manufacturing facility in Cary, North Carolina, and consolidated its product line into our Eden Prairie, Minnesota, headquarters. In the Automation Division, we closed the Oregon facility and reduced the global manufacturing workforce. Across the Company, we tightened our belt to reduce our structural cost. At the end of fiscal 2002, we had 15 percent fewer employees than we had at the beginning of the year. The Company continued its focus on high-quality project management and implemented an employee performance management system. Collectively, these actions resulted in an increase in gross margin and operating income rates as a percent of net revenue of 1.1 and 1.4 percentage points, respectively.


DEFENDING MARKET SHARE

Across our businesses, we concentrated on strengthening relationships with key customers and winning new business at reasonable prices. The result is a solid, high-quality base of business going forward into fiscal year 2003. Additionally, we introduced new products for nano-sized testing of biomaterials, high-frequency noise testing of aircraft and automotive components, modeling tire performance through advanced mathematics, handling high volumes of data from aircraft testing, and optimizing the performance of diesel engines. Our core businesses are strong, and our customer base is expanding.


SEEKING PROFITABLE GROWTH

Expanding into new markets, we identified the potential to move our expertise in friction welding from the research market into the production world. We achieved a major milestone with the U.S. Government's endorsement of our AeroMet subsidiary's revolutionary laser formation process for titanium aircraft parts. We made great strides in introducing our world-leading displacement sensors into new automotive and off-road equipment markets. We continued our entry into virtual testing with new analytical software that complements our strong hardware testing skills. These new markets afford the Company significant expansion opportunities for long-term profitable growth.

ENHANCING FINANCIAL CONTROLS

Fiscal year 2002 activities included a comprehensive focus on improving the financial control environment, led by our new CFO. These actions included adding new financial staff, engaging KPMG LLP to replace Arthur Andersen LLP, re-auditing fiscal years 2001 and 2000, and restating prior period financial results. In aggregate, these restatements resulted in an increase to cumulative earning, primarily due to recognition of income tax benefits.

         The time required to complete the re-audit activity resulted in an exception status with Nasdaq's listing requirements as of our third quarter SEC filing date. As a consequence, Nasdaq attached the letter "E" to the Company's trading symbol. We subsequently made the filings necessary for full compliance. In addition, all certifications required by the Sarbanes-Oxley Act of 2002 were signed and filed. As a result, on January 7, 2003 the exception status, as designated by the "E," was removed by Nasdaq, and the Company's stock resumed trading under "MTSC."

In summary, 2002 was a year in which the Company made significant progress on key productivity, market, and finance initiatives. These building blocks will serve as the foundation for the Company's future success. MTS is in excellent financial health and is well-positioned for profitable growth in the future.


[PHOTO]

/s/ Sidney W. Emery, Jr.

Sidney W. Emery, Jr.
Chairman and Chief Executive Officer

MECHANICAL TESTING AND SIMULATION SEGMENT


FINANCIAL COMPARISON
(expressed in thousands)                          (Restated)
                                         ----------------------
                                 2002         2001         2000
Orders                     $  308,231    $ 303,565    $ 315,100
Net revenue                $  286,979    $ 316,110    $ 299,880
Income from operations     $   29,033    $  23,787    $   5,024
Percent of net revenue          10.1%         7.5%         1.7%


AUTO INDUSTRY SOLUTIONS

Automakers and their suppliers in North America and Japan exhibited a reluctance to invest in capital equipment due to economic concerns, and as a result, our automotive orders and revenue for the year were below expectations. The reduced level of new orders in these areas was partially offset by strong sales in Europe, Korea, and China, including significant orders from Audi, Hyundai, Formula 1 motorsports teams, and several European contract testing laboratories. We expect our automotive business will continue to show this global distribution of activity through at least the coming year. Our TestStand and TestLine business remained healthy, up a modest 1 percent for the year, indicative of the sustained demand for component testing.

         We continued to adjust our business structure to better address the changing needs of the market. Cost management initiatives included staff reductions in our vehicle dynamics business worldwide. We also focused our product management activities on standardizing our product offerings wherever possible, while further streamlining the processes we use to manage custom projects.

         Our automotive testing and simulation business addresses three primary segments of the industry: manufacturers (OEMs), suppliers, and motorsports. However, our customers also include research organizations that span these segments. For example, we received an order for a custom high-rate testing system from the National Transportation Research Center in Knoxville, Tennessee. In conjunction with an MTS-developed software model, the system will be used to test automotive materials for their ability to absorb impact energy. We also shipped a major portion of the $37 million roadway simulator project for the U.S. Army. This order, announced in 2000, continued to receive funding in 2002 and is the largest ever for MTS in terms of total contract value. All related activities are proceeding on schedule.


AUTOMOTIVE MANUFACTURERS

To meet regulatory and market demands, OEMs and suppliers alike must address the concerns of additional engine complexity-- including variable valve timing, multiple spark and injections, and advanced control strategies--in their powertrain development efforts. We are helping them calibrate their engines to meet these requirements with our new Atlas(TM) calibration automation tool. Atlas software provides a unique connectivity between virtual and


OUR TESTLINE AND TESTSTAND BUSINESS IS GROWING TO                        [PHOTO]
MEET THE AUTOMOTIVE INDUSTRY'S GROWING DEMAND FOR
COMPONENT TESTING SOLUTIONS.


WE SHIPPED A MAJOR PORTION OF A $37 MILLION ROADWAY                      [PHOTO]
SIMULATOR PROJECT FOR THE U.S. ARMY, THE LARGEST
ORDER EVER FOR MTS.


RPC PRO SOFTWARE, THE WORLD'S MOST WIDELY USED ROAD                      [PHOTO]
SIMULATION SOFTWARE, ENJOYED A RECORD YEAR IN SALES
VOLUME.

analytical tools and the engine test bed to help engineers optimally calibrate engines relative to large numbers of variables. In combination, the number of variables that have to be considered in a calibration can run into the tens of thousands.

         Automotive developers have enthusiastically adopted our six-degree-of-freedom spindle-coupled road simulators for suspension-system development testing. These systems deliver more accurate results than our previous generation of simulators by providing a more complete range of motion. During the year, new simulators were purchased by OEMs in North America, Europe, and Japan. Several of these systems were integrated with environmental chambers for corrosion studies, a trend that reflects the growing use of new materials in auto construction and provides us with new opportunities to augment our standard products with new options.

         Our new dynamic kinematics and compliance system, introduced this year, incorporates technology that allows multi-axial inputs to each spindle of a car. This advanced capability allows developers to more accurately characterize the ride-and-handling characteristics of suspension systems. Mazda became the first automaker to purchase this innovative technology.

         Computer technology is helping automakers accelerate their development programs by providing tools to model vehicle dynamics computationally. Analytical methods using computers enable auto manufacturers to cut their development times by reducing the number of physical prototypes that they need to test and evaluate. We have leveraged our physical testing expertise toward becoming a key player in this computer-aided engineering environment by providing novel software tools that connect the physical and computational methods.

         These software products include our RPC(R) road simulation software, which had a record year in sales, our eTIM(TM) information management tool, our virtual machine durability software, and our noise and vibration analysis software. We received repeat orders for eTIM software from Volkswagen and Renault and completed major technology transfer projects in durability at DaimlerChrysler, Mazda, and Hyundai to optimize their noise and vibration development processes.


AUTOMOTIVE SUPPLIERS

Increasingly, auto manufacturers are delegating testing responsibilities to their suppliers, requiring validation testing of components and subassemblies. This shift in the market presents us with new opportunities for sales into the auto supplier chain. New products aimed at this segment of the market include a new high-frequency, multi-axial simulation table that provides durability, squeak and rattle, and noise and vibration testing capabilities in a compact package. This configuration is ideal for testing auto components and subsystems and received an innovation achievement award from the Society of Automotive Engineers.


OUR NEW DYNAMIC KINEMATICS AND COMPLIANCE SYSTEM                         [PHOTO]
GIVES AUTO ENGINEERS UNMATCHED ACCURACY IN
CHARACTERIZING AUTOMOTIVE SUSPENSION SYSTEMS.


GROUND VIBRATION TESTING OF AIRCRAFT IS A GROWING                        [PHOTO]
MARKET FOR OUR NOISE-AND-VIBRATION ANALYSIS SOFTWARE.


THE GROWING CHINESE AEROSPACE INDUSTRY CONTRIBUTED TO                    [PHOTO]
ROBUST SALES OF OUR AEROSPACE TESTING HARDWARE AND
SOFTWARE.

         We also introduced the new FlexTest(TM) SE digital controller, which gives suppliers new options for conducting a variety of simple tests and the flexibility to upgrade easily when their needs become more complex. The new telemetry option on our SWIFT(R) wheel force transducers expands the testing conditions in which these data-acquisition tools can be used, including rugged, off-road environments. We also completed installation of the first of a new generation of Flat-Trac(R) tire testing systems at Bridgestone Tire Company in Japan. This one-of-a-kind system is twice the size of any previous Flat-Trac system and will be used for dynamic, high-speed testing of specialized racing tires and high-performance tires for light trucks and sport utility vehicles.

         The smaller-scale, custom requirements of the supplier market are boosting sales in our TestLine(TM)/TestStand business, which provides components to do-it-yourself test system builders, with MTS providing optional integration and assembly services.

         Occupant safety testing continues to be an important function for suppliers and OEMs alike. As a result, our sales of horizontal crash simulators--"crash sleds"--have grown in this market segment, including sales during the year to TRW in Germany and to a Japan-based interior supplier in North America.

         Many smaller suppliers to the automotive OEMs cannot afford to equip their own testing labs and instead rely on the services of contract labs. As a result, sales of equipment to contract service companies have strengthened, a trend particularly prominent in Europe. This year we received significant orders for testing equipment from contract testing labs in both Spain and Germany. These laboratories support a growing range of applications, including safety, durability, performance, and ride-and-handling testing.


MOTORSPORTS

We have established a solid presence in the world of motorsports with our high-performance moving ground planes for wind tunnel aerodynamic testing. This year we received several multimillion-dollar orders from leading Formula 1 and North American racing teams for advanced hardware and software systems for car performance validation. The advanced simulators that we have developed for the motorsports industry are also drawing the attention of passenger car manufacturers, who need realistic simulators to optimize their designs for aerodynamic efficiency. Motorsports applications also provide a new market for our SWIFT wheel force transducers, which are used by racing teams to gather car performance data to validate virtual prototypes.

         In addition, we received our first order for a motorsports transmission testing system. The system uses our virtual engine technology to test transmission performance and durability and will be used in the design of Formula 1 transmissions to optimize traction control and improve lap times.

         For engine testing we have developed a lap replication capability that allows engine designers to subject engines to complete race-weekend scenarios. This capability helps engineers gauge more accurately where power will be gained or lost at specific points on the race track. This capability also enables engineers to improve reliability predictions by testing for torque transients, which impose considerable strains on an engine.


AEROSPACE INDUSTRY SOLUTIONS

Friction stir welding (FSW) is a novel solid-state process for joining sheet and plate materials. Employing our strengths in motion and force control, we designed and built a number of specialized FSW equipment configurations for welding complex contoured surfaces. In August 2002 the new Eclipse 500 business jet made its first flight using main structural components that were joined using MTS FSW equipment. During the year, airframe manufacturers in France, Germany, and the United States, including NASA, purchased FSW equipment to develop and refine new manufacturing applications. We initiated a standardization of our FSW offerings and laid the groundwork for a new marketing thrust to promote production FSW equipment to the aerospace industry. Another novel manufacturing process for the aerospace industry, laser additive manufacturing, is being commercialized by our AeroMet subsidiary and is discussed in the Factory Automation section of this report.

         Our aerospace structural testing business remains robust despite the soft economy, due partly to a number of previously announced large aircraft development projects coming on line. The military and regional jet sectors were particularly strong this year. Geographically, activity was concentrated in Asia, which accounted for about half of the year's revenue in this market. Early in the year we introduced the new Aero ST control system, which leverages technology from our corporate controller product line to deliver high-channel-count control capabilities in a low-cost, compact package. Market acceptance of these advanced control systems was immediately strong from the first announcement. We also saw growing market acceptance of our AeroPro(TM) data-acquisition software, with sales in North America, Europe, and China, as well as from our first customer for this technology in Africa, a government customer in Egypt.

         We grew sales for high-channel-count ground vibration test systems in North America, Europe, and Asia. Our growing partnership network is a key strategy for growing our noise and vibration analysis products business in both the automotive and aerospace markets. Partners in our noise and vibration business include manufacturers of data-acquisition equipment and leading companies in the CAE field. The profitability of our noise and vibration business improved markedly, despite a small decline in revenue.

SOLUTIONS ACROSS INDUSTRIES

In addition to the automotive and aerospace industries, our mechanical testing and simulation business serves civil engineers along with manufacturers of engineered materials, medical devices, and consumer products.

         Business related to civil engineering continued to thrive, and we expect this business to remain strong due to heightened safety and security concerns worldwide. We announced several multimillion-dollar orders from research institutes in Mexico and Spain for equipment and software to simulate petroleum reservoir conditions and construction material stress loads. We were also selected for more than $16 million of advanced seismic and building simulation equipment from Simpson Strong-Tie Corporation in California, the Chinese Academy of Building Research in Beijing, China, and numerous U.S. universities. The universities are contributing to a major earthquake research initiative funded by the U.S. National Science Foundation. This initiative is sponsoring work at seven U.S. universities, and MTS is the major provider of hardware systems at each.

         Reflecting the benefits of our process and project management initiatives, we continued to deliver strong profits in our materials testing business. Despite slightly declining revenue, operating profits were up significantly. Contributing to these results was the consolidation of the electromechanical and servohydraulic product lines in our Eden Prairie, Minnesota, facility. We expect this consolidation to yield further operating improvements in 2003 and beyond. Because our materials testing business operates in a mostly mature market, profitability initiatives have focused on reducing costs and improving the quality of the customer experience. We have, for example, created standard product packages for applications that previously were managed on a custom basis. As a result, we can more quickly and economically meet requirements for high-frequency testing needs and high-force, axial-torsional testing needs, yet still provide a wide range of options to these standard product packages.

         Nanomechanical testing remains an exciting growth area. This year we introduced the Nano Bionix(R) and Nano Universal Testing Machine systems, which combine our state-of-the-art load actuation and displacement sensing technologies to provide extremely accurate dynamic testing using very small forces. While the economy had a negative impact on the business volume in 2002, we believe testing on the very small scale to be a long-term growth market. Thus, we continue to invest in new products in this area.


[PHOTO] MARKET ACCEPTANCE HAS BEEN STRONG FOR OUR UNIQUE FRICTION STIR WELDING CAPABILITIES.


[PHOTO] WE ARE PROVIDING EARTHQUAKE SIMULATORS IN AN EARTHQUAKE ENGINEERING RESEARCH INITIATIVE SPONSORED BY THE U.S. NATIONAL SCIENCE FOUNDATION.


[PHOTO] WE CONTINUE TO EXPAND OUR PRODUCT LINE FOR NANOMECHANICAL TESTING, A GROWING APPLICATION AREA THAT FOCUSES ON SMALL-SCALE, ULTRAPRECISE MATERIALS CHARACTERIZATION.

Factory Automation Segment

FINANCIAL COMPARISON
(expressed in thousands)                          (Restated)
                                             ---------------------
                                 2002         2001         2000
Orders                          $ 68,612     $ 76,734     $101,007
Net revenue                     $ 68,892     $ 81,249     $ 89,500
Income (loss) from operations   $ (4,202)    $ (1,582)    $  5,136
Percent of net revenue              (6.1%)       (1.9%)        5.7%


SENSORS

Despite a depressed economy, in which our competitors in the sensors business have seen their revenues fall by 20 to 40 percent, we maintained revenue levels in 2002 comparable to those of 2001. This result underscores our leadership position in high-performance displacement sensors. Of particular note was the strength of our business in Europe and Japan, while our North American customers reduced their demand.

         To protect our operating profit, we implemented several key initiatives, including staff reductions and installation of a new enterprise software package. As a resource management tool, the new software helped us reduce inventories, labor costs, and work-in-progress, while increasing manufacturing throughput.

        Our growth initiatives focus on new markets, such as medical equipment, energy production, passenger vehicles and mobile equipment. Of particular importance are mobile hydraulics applications. Manufacturers of agricultural, construction, and other kinds of mobile equipment are rapidly incorporating new technologies into their products to automate their operation. This emerging automation demand requires rugged yet accurate sensors to provide reliable position monitoring of key components. To this end, our high-volume production experience was enhanced through continuing investment in automation at our Luedenscheid, Germany, location. Coupling this with the operational performance of our sensors, we have captured the leading role in this growing new market. Our success in the automotive on-board market contributes to this strong position. The two markets--automotive on-board and mobile hydraulics--share similar logistical, quality, volume, and development requirements.

         Fluid level sensing presents us with another significant opportunity. Applications include fuel level and oil level sensing. We are nearing completion of several large position-sensing initiatives based on our proprietary Shaped Electromagnetic Field technology with major OEMs in the mobile equipment market. In 2002 we also secured several first-stage technology development projects for this technology with automotive OEMs and suppliers.


[PHOTO] OUR AUTOMATED FACILITY IN LUEDENSCHEID, GERMANY, PROVIDES HIGH-VOLUME PRODUCTION CAPABILITIES TO SERVE EMERGING SENSORS MARKETS.


AUTOMATION

Economic factors continue to depress the motor and amplifier products business, which primarily serves the manufacturing and electronic assembly industries in North America and Germany. In response to the lower volume of orders worldwide, we continued to reduce our cost structure. Initiatives here included reducing staff in North America and Europe, reducing expenditures for consulting services, subleasing a portion of our Montgomeryville, Pennsylvania, facility, and eliminating our Hillsboro, Oregon, location. Additionally, we wrote off significant inventory, reflecting the expectation of a slow recovery and past purchases to what proved to be unrealistically inflated demand. We expect that it will take until the end of 2003 before the full effects of these actions are seen.

         Despite the uncertain economic outlook, we uncovered new opportunities in several markets. For example, we anticipate expanding our participation in the "open" magnetic resonance imaging industry, which is currently growing at 15 percent per year. Our amplifier products for this market deliver specific advantages to customers, including high bandwidth, low noise levels, and low power requirements. We also found opportunities to leverage our sensorless drives and controls in extreme environments, such as oil field and underseas applications, where feedback sensors are not likely to survive. In addition, we have experienced recent design wins that we expect to lead to new business in the semiconductor manufacturing industry when it returns to healthier production levels. These wins accrue from our solid linear motor product line, differentiated by power, precision, and consistent performance.


AEROMET

Our AeroMet subsidiary is commercializing a novel laser additive manufacturing process for the aerospace industry, with the aim of providing titanium aircraft components at revolutionary prices and lead times. In September AeroMet received a $4.8 million award, the first increment of a multi-year agreement, from the U.S. Defense Logistics Agency. The contract is part of the U.S. Government's Industrial Preparedness Program and calls for the laser forming of selected prototype and pre-production structural components for military aircraft and associated engines. This is a significant step toward commercializing AeroMet's unique technology, as it validates the government's intent to develop an alternate source of titanium aircraft parts and validates AeroMet's process effectiveness. The work funded by this contract is expected to lead to AeroMet's first production orders in late 2003.


OUR AEROMET SUBSIDIARY RECEIVED THE FIRST INCREMENT                      [PHOTO]
OF A MULTIMILLION DOLLAR CONTRACT FROM THE U.S.
GOVERNMENT, ITS LARGEST ORDER EVER.

                                  Our Mission


                                    [PHOTO]


              We are a technology-based, market-driven company providing hardware, software, and engineering services to researchers, designers, and manufacturers.


              Our mission is to help our customers design, develop, and produce their products faster, with higher quality, and at a lower cost.

Five-Year Financial Summary
(September 28, 2002, September 30, 2001 and prior)

                                                         2002                   2001                          2000
------------------------------------------------------------------------------------------------------------------------------
OPERATIONS(1)                     (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBERS OF SHAREHOLDERS AND EMPLOYEES)
------------------------------------------------------------------------------------------------------------------------------
                                                                   AS REPORTED       RESTATED(1)   AS REPORTED    RESTATED(1)
Net revenue                                          $355,871        $396,641        $397,359        $391,853     $389,380
Gross profit                                          129,015         141,408         139,687         132,940      128,383
Gross profit as a % of net revenue                       36.3%           35.7%           35.2%           33.9%        33.0%
Research and development costs                       $ 18,990        $ 22,485        $ 22,485        $ 24,619     $ 24,619
Research and development as a % of
   net revenue                                            5.3%            5.7%            5.7%            6.3%         6.3%
Income before income taxes                           $ 25,922        $ 24,578        $ 19,831        $  6,095     $  4,937
Income before income taxes as a % of
   net revenue                                            7.3%            6.2%            5.0%            1.6%         1.3%
Effective income tax rate                                  31%             38%             34%             41%          36%
Income before cumulative effect of
   accounting changes                                $ 18,003        $ 15,176        $ 13,106        $  3,624     $  3,170
Income before cumulative effect of accounting
   changes as a % of net revenue                          5.1%            3.8%            3.3%             .9%          .8%
Net income                                           $  4,282(2)     $ 12,913(3)     $ 10,614(3)     $  3,624     $  3,170
Net income as a % of net revenue                          1.2%(2)         3.3%(3)         2.7%(3)          .9%          .8%
Earnings per diluted share of common stock           $    .20(2)     $    .61(3)     $    .50(3)     $    .17     $    .15
Weighted average diluted shares
   outstanding during the year(4)                      21,433          21,074          21,070          20,935       20,935
Net interest expense                                 $  3,198        $  4,837        $  4,837        $  4,892     $  4,892
Depreciation and amortization                          11,092          14,477          14,492          15,294       15,512

FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------------

Current assets                                       $250,555        $230,249        $234,123        $225,273     $226,867
Current liabilities                                   112,867         105,073         114,895         108,648      113,916
Current ratio                                           2.2:1           2.2:1           2.0:1           2.1:1        2.0:1
Net working capital                                  $137,688        $125,176        $119,228        $116,625     $112,951
Property and equipment, net                            59,612          68,893          65,408          72,081       68,406
Total assets                                          320,099         331,759         331,943         330,234      328,153
Interest bearing debt                                  52,543          59,305          59,305          75,712       75,712
Total shareholders' investment                        162,265         167,122         160,738         157,854      153,629
Shareholders' investment per share                       7.57            7.93            7.63            7.54         7.34
Interest bearing debt as a % of
   shareholders' investment                              32.4%           35.5%           36.9%           48.0%        49.3%
Return on beginning shareholders' investment
   before cumulative effect of accounting changes        11.2%            9.6%            8.5%            2.2%         2.0%
Return on beginning shareholders' investment              2.7%            8.2%            6.9%            2.2%         2.0%
Return on average net assets(5)                          13.4%           13.4%           11.0%            4.9%         4.3%

OTHER STATISTICS
------------------------------------------------------------------------------------------------------------------------------

Number of common shareholders of
   record at year-end(6)                                2,058           2,086           2,086           2,229        2,229
Number of employees at year-end                         1,893           2,224           2,224           2,350        2,350
New orders received                                  $376,843        $384,900        $380,299        $415,900     $416,107
Backlog of orders at year-end                        $177,267        $156,300        $158,143        $163,000     $165,466
Cash dividends paid per share                        $    .24        $    .24        $    .24        $    .24     $    .24
------------------------------------------------------------------------------------------------------------------------------

(1)FISCAL YEARS 2001, 2000, 1999 AND 1998 HAVE BEEN RESTATED FROM PREVIOUSLY REPORTED RESULTS. THE RESTATEMENT REFLECTS CORRECTIONS IN REVENUE RECOGNITION PRACTICES, CORRECTION TO A NUMBER OF PREVIOUSLY UNRECONCILED INVENTORY AND RELATED RESERVES, THE TIMING OF RECOGNIZING RESTRUCTURING RESERVES, THE CORRECTION OF BOOKKEEPING AND ACCOUNT RECONCILIATION ERRORS, AND A CORRECTION OF THE COMPANY'S EFFECTIVE TAX RATE.

(2)INCLUDES THE CUMULATIVE EFFECT OF THE ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARD (SFAS) NO. 142 "GOODWILL AND OTHER INTANGIBLE ASSETS" OF $13,721 ($0.64 PER DILUTED SHARE) IN FISCAL 2002.

(3)INCLUDES THE CUMULATIVE EFFECT OF THE ADOPTION OF STAFF ACCOUNTING BULLETIN
   (SAB) NO. 101 "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" AS OF OCTOBER 1, 2000. THE CUMULATIVE EFFECT RESULTED IN A REDUCTION IN NET INCOME OF $2,492 ($0.12 PER DILUTED SHARE) IN FISCAL 2001.

(4)ASSUMES THE CONVERSION OF POTENTIAL COMMON SHARES USING THE TREASURY STOCK METHOD.

(5)INCOME BEFORE INCOME TAXES AND NET INTEREST EXPENSE DIVIDED BY AVERAGE NET ASSETS EMPLOYED (EXCLUSIVE OF NON-INTEREST BEARING LIABILITIES).

(6)DOES NOT INCLUDE SHAREHOLDERS WHOSE STOCK IS HELD IN THE NAME OF BROKER DEALERS OR OTHER NOMINEES.

                                                                    1999                              1998
------------------------------------------------------------------------------------------------------------------------------
OPERATIONS(1)                         (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBERS OF SHAREHOLDERS AND EMPLOYEES)
------------------------------------------------------------------------------------------------------------------------------
                                                       AS REPORTED        RESTATED(1)    AS REPORTED        RESTATED(1)
Net revenue                                              $390,542         $389,555         $362,163         $362,163
Gross profit                                              151,171          149,696          142,227          141,955
Gross profit as a % of net revenue                           38.7%            38.4%            39.3%            39.2%
Research and development costs                           $ 26,966         $ 26,966         $ 24,348         $ 24,348
Research and development as a % of
   net revenue                                                6.9%             6.9%             6.7%             6.7%
Income before income taxes                               $ 18,770         $ 16,676         $ 33,448         $ 33,176
Income before income taxes as a % of
   net revenue                                                4.8%             4.3%             9.2%             9.2%
Effective income tax rate                                      34%              33%              36%              36%
Income before cumulative effect of
   accounting changes                                    $ 12,445         $ 11,132         $ 21,539         $ 21,369
Income before cumulative effect of accounting
   changes as a % of net revenue                              3.2%             2.9%             5.9%             5.9%
Net income                                               $ 12,445         $ 11,132         $ 21,539         $ 21,369
Net income as a % of net revenue                              3.2%             2.9%             5.9%             5.9%
Earnings per diluted share of common stock               $    .59         $    .53         $   1.01         $   1.00
Weighted average diluted shares
   outstanding during the year(4)                          21,184           21,183           21,330           21,329
Net interest expense                                     $  4,597         $  4,597         $  1,948         $  1,948
Depreciation and amortization                              14,424           14,424           10,880           10,880

FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------------

Current assets                                           $223,651         $226,468         $204,311         $204,060
Current liabilities                                       104,713          111,408          110,223          116,090
Current ratio                                               2.1:1            2.0:1            1.9:1            1.8:1
Net working capital                                      $118,938         $115,060         $ 94,088         $ 87,970
Property and equipment, net                                73,633           70,798           69,942           67,451
Total assets                                              333,347          333,329          313,022          315,502
Interest bearing debt                                      71,637           71,637           74,682           74,682
Total shareholders' investment                            162,859          159,088          152,689          150,231
Shareholders' investment per share                           7.69             7.51             7.16             7.04
Interest bearing debt as a % of
   shareholders' investment                                  44.0%            45.0%            48.9%            49.7%
Return on beginning shareholders' investment
   before cumulative effect of accounting changes             8.0%             7.4%            15.4%            16.3%
Return on beginning shareholders' investment                  8.0%             7.4%            15.4%            16.3%
Return on average net assets(5)                              10.7%             9.3%            20.9%            19.0%

OTHER STATISTICS
------------------------------------------------------------------------------------------------------------------------------

Number of common shareholders of
   record at year-end(6)                                    2,055            2,055            1,760            1,760
Number of employees at year-end                             2,436            2,436            2,424            2,424
New orders received                                      $350,200         $349,580         $352,300         $353,166
Backlog of orders at year-end                            $146,800         $148,535         $187,200         $189,240
Cash dividends paid per share                            $    .24         $    .24         $    .24         $    .24
------------------------------------------------------------------------------------------------------------------------------

(1)FISCAL YEARS 2001, 2000, 1999 AND 1998 HAVE BEEN RESTATED FROM PREVIOUSLY REPORTED RESULTS. THE RESTATEMENT REFLECTS CORRECTIONS IN REVENUE RECOGNITION PRACTICES, CORRECTION TO A NUMBER OF PREVIOUSLY UNRECONCILED INVENTORY AND RELATED RESERVES, THE TIMING OF RECOGNIZING RESTRUCTURING RESERVES, THE CORRECTION OF BOOKKEEPING AND ACCOUNT RECONCILIATION ERRORS, AND A
   CORRECTION OF THE COMPANY'S EFFECTIVE TAX RATE.

(2)INCLUDES THE CUMULATIVE EFFECT OF THE ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARD (SFAS) NO. 142 "GOODWILL AND OTHER INTANGIBLE ASSETS" OF $13,721 ($0.64 PER DILUTED SHARE) IN FISCAL 2002.

(3)INCLUDES THE CUMULATIVE EFFECT OF THE ADOPTION OF STAFF ACCOUNTING BULLETIN
   (SAB) NO. 101 "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" AS OF OCTOBER 1, 2000. THE CUMULATIVE EFFECT RESULTED IN A REDUCTION IN NET INCOME OF $2,492 ($0.12 PER DILUTED SHARE) IN FISCAL 2001.

(4)ASSUMES THE CONVERSION OF POTENTIAL COMMON SHARES USING THE TREASURY STOCK METHOD.

(5)INCOME BEFORE INCOME TAXES AND NET INTEREST EXPENSE DIVIDED BY AVERAGE NET ASSETS EMPLOYED (EXCLUSIVE OF NON-INTEREST BEARING LIABILITIES).

(6)DOES NOT INCLUDE SHAREHOLDERS WHOSE STOCK IS HELD IN THE NAME OF BROKER DEALERS OR OTHER NOMINEES

Management's Discussion and Analysis
of Financial Condition and Results of Operations


The Management's Discussion and Analysis of Financial Condition and Results of Operations presented below reflects the impacts of restatements to the Company's previously reported consolidated financial statements for the fiscal years ended September 30, 2001 and 2000.


FISCAL YEAR

Effective with fiscal year 2002, the Company changed its fiscal year end to the Saturday closest to September 30. For the year ended September 28, 2002, the Company's fiscal year consisted of 52 weeks. Effective for fiscal year 2003, the Company changed its fiscal quarter ends to the Saturday closest to December 31, March 31, and June 30.


RESTATEMENTS

The Company is amending its consolidated financial statements for the years ended September 30, 2001 and 2000 to restate its financial statements to correct various bookkeeping errors and misapplications of generally accepted accounting principles. These adjustments reflect:

1. Correction of revenue recognition practices related to service contracts and to the deferral of installation revenue, impacting revenue recognition and deferred revenue and deferred tax balances;

2. Correction of cut-off errors in recognition of revenue and elimination of intercompany profit in inventory, impacting related revenue, cost of sales, deferred revenue, and inventory balances;

3. Correction to a number of previously unreconciled inventory and related reserves and the correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which collectively impacted cost of sales and inventory balances;

4. Correction of an error in calculating SFAS 133 currency hedge gains, impacting currency gains, retained earnings, prepaid expenses, and unrealized loss on investment accounts;

5. Correction of the timing of recognizing restructuring reserves, impacting cost of sales, general and administrative expenses, and other accrued liabilities;

6. Correction of the accounting for residual values of certain fixed assets and asset retirements that should have occurred in prior periods, impacting various income statement expense categories and fixed asset balances;

7. Correction of bookkeeping and account reconciliation errors, affecting numerous balance sheet and statement of income accounts, including income taxes and long-lived assets; and

8. Correction of the Company's effective tax rate, primarily due to incorrect recognition of tax credits, affecting income tax expense and accrued income taxes.


EFFECTS OF RESTATEMENT: In consultation with its independent auditors, the Company restated its audited financial statements for years ended September 30, 2001 and 2000 and its unaudited financial statements for each of the quarters in the nine months ended June 30, 2002 and the fiscal year ended September 30, 2001. The aggregate restatement impacted net income before cumulative effect of accounting changes in fiscal 2002 positively by $8.2 million, in fiscal 2001 negatively by $2.1 million, and in fiscal 2000 negatively by $0.5 million.


FOR THE PREVIOUSLY REPORTED NINE MONTHS ENDED JUNE 30, 2002, THE MOST SIGNIFICANT OF THESE RESTATEMENT ADJUSTMENTS REFLECT:

1. The correction of revenue recognition practices and cut-off errors, which resulted in a $2.4 million increase to previously reported revenues for fiscal year 2002 and a related increase in cost of sales of $1.4 million;

2. Correction of the accounting for residual values of certain fixed assets and asset retirements that should have occurred in prior periods, which resulted in a $1.9 million decrease to previously reported cost of sales and a $1.0 million decrease to other expense for fiscal year 2002;

3. The correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which resulted in a reduction to cost of sales of $5.6 million; and

4. The correction of errors related to the provision recorded for restructuring reserves, which resulted in a $1.1 million decrease to previously reported other income.


FOR THE YEAR ENDED SEPTEMBER 30, 2001, THE MOST SIGNIFICANT OF THESE RESTATEMENT ADJUSTMENTS REFLECT:

1. The correction of revenue recognition practices and cut-off errors, which resulted in a $0.7 million increase to previously reported revenues for fiscal year 2001, and a related correction to cost of sales, which resulted in a decrease of $1.6 million;

2. Correction in the timing of recognizing restructuring reserves, which resulted in a $1.8 million increase to cost of sales, a $2.4 million increase in selling, general and administrative expenses, and a reduction of other expense of $0.2 million;

3. The correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which resulted in an increase to cost of sales of $2.8 million; and

4. The correction of the Company's tax rate for the period and the tax impact of the aforementioned adjustments to pretax income, which resulted in a 4-point reduction in the effective tax rate and a $2.7 million reduction in tax expense.

FOR THE YEAR ENDED SEPTEMBER 30, 2000, THE MOST SIGNIFICANT OF THESE RESTATEMENT ADJUSTMENTS REFLECT:

1. The correction of revenue recognition practices and cut-off errors, which resulted in a $2.5 million decrease to previously reported revenues for fiscal year 2000 and a related increase to cost of sales of $0.5 million;

2. Correction in the timing of recognizing restructuring reserves, which resulted in a $1.6 million decrease to cost of sales, a $2.5 million decrease in selling, general and administrative expenses, and a reduction of restructuring expenses of $1.2 million;

3. The correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which resulted in an increase to cost of sales, of $2.8 million; and

4. The correction of the Company's tax rate for the period and the tax impact of the aforementioned adjustments to pretax income, which resulted in a 4-point reduction in the effective tax rate and a $0.7 million reduction in tax expense.


Correction of other bookkeeping errors in fiscal years 2002, 2001, and 2000 resulted in additional impacts to various income statement and balance sheet amounts.

The effects of the restatement are as follows:

                                                                 For the year ended               For the year ended
                                                                 September 30, 2001               September 30, 2000
-------------------------------------------------------------------------------------------------------------------------
                                                            As reported        Restated       As reported      Restated
-------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Net revenue                                                   $396,641         $397,359         $391,853       $389,380
Cost of sales                                                  255,233          257,672          258,913        260,997
Gross profit                                                   141,408          139,687          132,940        128,383
Operating expenses                                             111,868          117,482          121,107        118,223
Income from operations                                          29,540           22,205           11,833         10,160
Other expense (income), net                                        125           (2,463)             846            331
Income before income taxes                                      24,578           19,831            6,095          4,937
Cumulative effect of accounting changes, net of taxes(1)        (2,263)          (2,492)              --             --
Net income                                                      12,913           10,614            3,624          3,170
Basic earnings per share                                           .62              .51              .17            .15
Diluted earnings per share                                    $    .61         $    .50         $    .17       $    .15
-------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:
Accounts receivable, net                                      $ 97,661         $ 97,731         $117,866       $117,936
Inventories                                                     63,381           64,308           62,520         58,601
Prepaid expenses                                                 6,405            5,975            9,911          9,911
Deferred tax asset                                                  --            7,894               --          5,443
Total current assets                                           230,249          234,123          225,273        226,867
Machinery and equipment                                        110,419           91,203          107,325         88,696
Goodwill                                                        22,545           22,545           24,558         24,558
Other assets                                                    10,072            9,867            8,322          8,322
Accounts payable                                                16,672           15,685           22,755         22,048
Accrued compensation and benefits                               33,661           33,358           29,285         26,843
Advanced billings to customers                                  26,572           32,884           18,673         23,299
Other accrued liabilities                                       16,395           15,891           13,680         13,847
Total current liabilities                                      105,073          114,895          108,648        113,916
Total shareholders' investment                                $167,122         $160,738         $157,854       $153,629
-------------------------------------------------------------------------------------------------------------------------

CASH FLOW DATA:
Net cash from operating activities                            $ 39,116         $ 36,974         $  3,027       $  3,925
Net cash from investing activities                             (10,514)          (8,055)         (13,240)       (12,107)
Net cash from financing activities                             (19,616)         (19,519)            (963)          (965)
Net change in cash                                               9,304            9,304           (9,872)        (9,872)
-------------------------------------------------------------------------------------------------------------------------

(1)THE ($2,263) CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE RELATED TO THE COMPANY'S ADOPTION OF SAB 101 WAS FIRST REPORTED IN THE FOURTH QUARTER OF THE FISCAL YEAR ENDED SEPTEMBER 30, 2001.

Management's Discussion and Analysis
of Financial Condition and Results of Operations


CRITICAL ACCOUNTING POLICIES:


REVENUE RECOGNITION

The Company implemented the revenue recognition principles of Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements" in fiscal 2001. The cumulative effect adjustment of the change in accounting for all periods through September 30, 2000 was a reduction in net income of $2.5 million (net of income taxes of $1.6 million), or $0.12 per diluted share, which has been accounted for as a change to the financial results for the first quarter of fiscal 2001. During the fiscal years ended September 28, 2002 and September 30, 2001, the Company recognized $0.4 million and $10.0 million, respectively, of revenues, which were previously recognized prior to the Company's adoption of SAB 101.

         For orders that are manufactured and delivered in less than twelve months with routine installations and no "special" acceptance protocol, revenue is recognized when systems are shipped and title has passed to the customer, less the portion of related revenues associated with installation, which is deferred until customer acceptance. The remaining revenue on these contracts is recognized upon installation and customer acceptance. In cases where "special" acceptance protocols exist, the Company recognizes revenue upon the completion of installation and fulfillment of obligations specific to the terms of the customer's contract. Revenue on contracts requiring longer delivery periods (long-term contracts) is recognized using the percentage-of-completion method based on the cost incurred to date relative to estimated total cost of the contract. In most cases, orders with complex installations and/or unusual acceptance protocols involve long-term contracts for custom systems that follow the percentage-of-completion method of revenue recognition through customer acceptance.

         The Company enters into long-term contracts for customized equipment sold to its customers. Under the terms of such contracts, revenue recognized using the percentage-of-completion method may not be invoiced until completion of contractual milestones, upon shipment of the equipment, or upon installation and acceptance by the customer. Unbilled amounts for these contracts appear in the Consolidated Balance Sheets as Unbilled Contracts and Retainage Receivable.

         Revenue for services is recognized as the service is performed and ratably over a defined contractual period for service maintenance contracts.


INVENTORIES

Inventories as of September 28, 2002 and September 30, 2001, respectively, were as follows:

                                     2002           2001
----------------------------------------------------------
                                  (EXPRESSED IN THOUSANDS)
Customer projects in                            (RESTATED)
various stages of completion      $  8,679       $ 11,716
Components,
assemblies and parts                32,678         52,592
----------------------------------------------------------
Total                             $ 41,357       $ 64,308
----------------------------------------------------------

Inventories consist of material, labor and overhead costs and are stated at the lower of cost or market, determined under the first-in, first-out accounting method.


CUSTOMER ORDERS AND BACKLOG

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
                                                       (RESTATED)
                                                ------------------------
Customer Orders                  $376,843       $380,299       $416,107
---------------------------------------------------------------------------
Backlog of
Undelivered Orders               $177,276       $158,143       $165,466
---------------------------------------------------------------------------

New orders from customers during fiscal year 2002 totaled $376.8 million, a decrease of $3.5 million or 0.9% compared to customer orders of $380.3 million booked in 2001. In 2000, customer orders totaled $416.1 million. The negative trend over the last two years is the result of continued weakness in the North American economy and a more recent softening in Japan. The Company does not anticipate a significant change in these economies in the near term. In 2002, the Company received three orders from customers that were in excess of $10 million compared to one $10.8 million order in 2001 and one $18.6 million order in 2000, all of which were with customers of the Mechanical Testing and Simulation ("MT&S") Segment.

         Orders for the MT&S Segment totaled $308.2 million in 2002, an increase of $4.6 million, or 1.5%, compared to customer orders of $303.6 million for 2001. The MT&S Segment booked 81.8% of total Company orders in 2002, compared to 79.8% for 2001 and 75.7% in 2000. During 2002, the Company continued to experience strong order demand worldwide for motor-sports and geological and civil structure products within the Advanced Systems business unit and within the Material Testing business unit, partially offset by the continuing slowdown in the global automotive markets. The automotive market was particularly weak in Japan and the rest of the Asia/Pacific region, which was partially offset by a modest increase in Europe. The other MT&S businesses experienced a similar geographic impact, with soft North American demand and growth in Europe that was offset by a decline in Asia/Pacific. The growth in Europe is primarily due to continued demand for motor-sports products. Generally, orders from customers in all geographies during 2001 were down slightly for each of the business units comprising the MT&S Segment when compared to 2000.

         New orders for the Factory Automation ("FA") Segment totaled $68.6 million for 2002, a decrease of $8.1 million, or 10.6%, compared to new orders during 2001 of $76.7 million. Customer orders in this segment were particularly weak during fiscal 2002, driven by aggressive cutbacks in capital spending and manufacturing output in the North American automotive market and a significant drop in North American and European demand for the Company's automation components in the semiconductor, electronic assembly and industrial markets. This was the second year of depressed orders in the FA segment. This segment accounted for 18.2% of total Company orders during fiscal

2002, compared to 20.2% and 24.3% in 2001 and 2000, respectively. During fiscal 2001, the FA Segment experienced a decline in order growth worldwide for industrial automation applications (servo motors, amplifiers and motion controllers), industrial sensors and automation components. New orders in 2000 reflected strong industrial segment growth with a significant influence from the telecom market in Europe.

         On a geographic basis, orders from customers located in North America totaled $196.3 million during 2002, down $10.8 million, or 5.2%, compared to orders received of $207.1 million in 2001. North American orders received during fiscal 2000 totaled $233.9 million. International orders received during 2002 of $180.5 million increased by $7.3 million, or 4.2%, compared to orders received during 2001 of $173.2 million. International orders in fiscal 2000 totaled $182.2 million. The backlog of undelivered orders at September 28, 2002 totaled $177.3 million, an increase of approximately $19.2 million, or 12.1%, compared to backlog of $158.1 million at September 30, 2001. The increase in backlog is attributable to a change in business mix that resulted from an increase in long-cycle versus short-cycle orders in 2002. The strong order trend in the Advanced Systems and the Material Testing business units accounts for the majority of the increase in backlog. Backlog at the end of fiscal 2000 totaled $165.5 million. Backlog is not an absolute indicator of future sales because a substantial portion of the orders constituting this backlog could be cancelled at the customers' discretion.


NET REVENUE

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
                                                       (RESTATED)
                                                ------------------------
Net Revenue                      $355,871       $397,359       $389,380
---------------------------------------------------------------------------

Net revenue of $355.9 million for fiscal 2002 decreased $41.5 million, or 10.4%, compared to $397.4 million for fiscal 2001. Net revenue for fiscal 2000 totaled $389.4 million. On a segment basis, net revenue for the MT&S Segment in 2002 totaled $287.0 million, comparing unfavorably to revenue of $316.1 million in fiscal 2001 and $299.9 million in fiscal 2000. The decrease in revenue for fiscal 2002 was principally driven by the decline in capital spending worldwide, which was partially offset by growth in the Advanced Systems and Material Testing businesses. The shorter cycle business units, particularly those related to the automotive industry, experienced the largest decline in revenue. Net revenue in the FA Segment totaled $68.9 million in fiscal 2002, compared to $81.2 million in fiscal 2001 and $89.5 million in fiscal 2000. Net revenue in the FA Segment during 2002 was negatively impacted by worldwide economic factors which resulted in a significant drop in demand. Similar factors in 2001 impacted the FA segment in the semiconductor, electronic assembly and industrial markets. See Note 4 to Consolidated Financial Statements for additional information on industry segments and geographic information.

         Net revenue of $166.1 million for 2002 in North America decreased $23.5 million, or 12.4%, compared to $189.6 million in 2001. Net revenue for 2000 totaled $203.7 million. Net revenue of $102.1 million for 2002 in Europe decreased $7.5 million, or 6.8%, compared to net revenue of $109.6 million in 2001 and $112.3 million in 2000. Net revenue of $75.9 million for 2002 in Asia decreased $15.0 million, or 16.5%, compared to net revenue of $90.9 million in 2001 and $69.0 million in 2000. Other miscellaneous international net revenue totaled $11.8 million, $7.3 million and $4.4 million, respectively, for 2002, 2001 and 2000. Unlike the previous year when the Company benefited from improving international markets, 2002 saw revenue decline as a result of the slow order pattern and a reduction in backlog in the international business environments, in addition to that seen in North America.

         Although selective price changes were implemented during each of the three years, the overall impact of pricing changes did not have a material effect on reported revenue.


GROSS PROFIT

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
                                                       (RESTATED)
                                                ------------------------
Gross Profit                     $129,015       $139,687       $128,383
---------------------------------------------------------------------------
% of Net Revenue                     36.3%          35.2%          33.0%
---------------------------------------------------------------------------

Gross profit, as a percentage of net revenue increased to 36.3% in 2002, compared to 35.2% in 2001 and 33.0% in 2000. Gross profit for the MT&S Segment was 37.2% in fiscal 2002, up substantially from 35.5% in 2001 and 31.6% in 2000, while the gross profit of the FA Segment declined to 32.5%, compared to 33.8% in 2001 and 37.4% in 2000. Gross profit in the MT&S Segment increased during 2002 despite continued competitive pricing pressures and was the result of a number of factors, including a favorable mix of Aerospace and Material Testing business shipped during the year, better overall project management and the positive impact of headcount reductions. Cost containment and productivity initiatives have led to two successive years of profit improvement in the MT&S Segment.

         The reduction in the FA Segment's manufacturing and shipping volumes during fiscal 2002 negatively impacted the gross profit rate by 1.3 percentage points. The decline in business volume during 2001 drove a similar reduction in the FA Segment when compared to 2000.


SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
                                                       (RESTATED)
                                                ------------------------
Selling                          $ 53,096       $ 58,056       $ 58,747
General &
Administrative                     32,098         36,941         34,857
---------------------------------------------------------------------------
Total                            $ 85,194       $ 94,997       $ 93,604
---------------------------------------------------------------------------
% of Net Revenue                     23.9%          23.9%          24.0%
---------------------------------------------------------------------------

Management's Discussion and Analysis
of Financial Condition and Results of Operations


Selling, general and administrative ("SG&A") expenses, as a percentage of net revenue, have been relatively flat for the past three years. In 2002, the Company reduced expenses by $9.8 million, or 10.3%, in line with the decline in net revenue. Over the past two years, the Company has focused several initiatives on overall cost control and the alignment of resources with current and anticipated economic conditions and with markets having the greatest potential. Initiatives have included focused efforts on overall spending levels in both of the MT&S and FA Segments during 2002. These efforts have met the Company's expectations.

        Spending in the MT&S Segment in 2002 was reduced to $64.9 million from $72.7 million and $73.6 million, respectively, in 2001 and 2000. In 2002, the Company incurred $1.0 million of restructuring and severance-related costs for the closure of its Electromechanical Testing facility in Cary, North Carolina. Additional restructuring was completed within the business units and infrastructure groups that were significantly impacted by the reduction in customer requirements tied to the automotive industry. General and administrative expenses of the MT&S Segment included a provision of $1.8 million in 2001 related to the restructuring of the Company's manufacturing facility located in France as discussed further in Note 9 to the Consolidated Financial Statements. In addition to the activity associated with operations in France, the Company recorded $0.6 million of expenses associated with the closure of its laboratory instrument business that was acquired as part of its acquisition of DSP Technology, Inc. ("DSP") as discussed further in Note 9 to the Consolidated Financial Statements.

         Spending in the FA Segment was reduced to $20.3 million from $22.3 million in 2001 and was relatively flat compared to the 2000 spending level of $20.0 million. During 2002, the segment focused on cost control activities, which balanced discretionary spending against market opportunities having the greatest possibility for profitable return. The segment has also completed several initiatives begun during the past three fiscal years associated with site reductions and the centralization of core administrative functions.


RESEARCH AND DEVELOPMENT COSTS

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
Research & Development           $ 18,990       $ 22,485       $ 24,619
---------------------------------------------------------------------------
% of Net Revenue                      5.3%           5.7%           6.3%
---------------------------------------------------------------------------

The Company provides research and development (R&D) funds for product, systems and software application developments in the MT&S and FA Segments. During 2002, approximately 66.7% of R&D spending was in the MT&S Segment, compared to 70.0% and 73.2%, respectively, in fiscal 2001 and 2000.

         The overall decrease in R&D spending, as a percentage of net revenue over the three-year period is primarily due to management initiatives to focus spending on developments that have the greatest market potential and the highest return opportunity. As a result of these initiatives and management's planned cutback in spending due to the decline in net revenue, R&D spending as a percentage of net revenue decreased to 5.3% in fiscal 2002, compared to 5.7% in 2001 and 6.3% in 2000.


INTEREST (INCOME) EXPENSE

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
Interest Expense                 $  4,343       $  5,209       $  6,371
Interest Income                    (1,145)          (372)        (1,479)
---------------------------------------------------------------------------

Interest expense of $4.3 million in 2002, a decrease of $0.9 million compared to fiscal 2001, primarily resulted from lower average borrowings during 2002 and generally lower interest rates on the Company's short-term borrowings under its bank line of credit. The $1.1 million of interest income in 2002, an increase of $0.7 million compared to 2001, primarily resulted from interest earned on the increased balance of short term investments in 2002. Interest income in 2000 included interest earned of $0.7 million related to the overpayment of income taxes during a prior period and benefited from significantly higher interest rates when compared to both 2001 and 2002.


GAIN ON INVESTMENT

During 2002, the Company liquidated its investment in Mechanical Dynamics Inc. The Company sold securities and recorded proceeds from the sale of $4.9 million, which produced a gain on sale of $2.6 million. This transaction represented the entire amount of the related holdings.


OPERATING RESULTS

                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
                                                       (RESTATED)
Income                                          ------------------------
Before Income Taxes*             $ 25,922       $ 19,831       $  4,937
% of Net Revenue                      7.3%           5.0%           1.3%
---------------------------------------------------------------------------
Income Before Cumulative
Effect of Accounting Changes,
Net of Taxes                     $ 18,003       $ 13,106       $  3,170
% of Net Revenue                      5.1%           3.3%            .8%
---------------------------------------------------------------------------
Effective Income Tax Rate              31%            34%            36%
---------------------------------------------------------------------------
Return On Beginning
Shareholders' Investment*            11.2%           8.5%           2.0%
---------------------------------------------------------------------------
Earnings Per Share - Diluted*    $    .84       $    .62       $    .15
---------------------------------------------------------------------------
*EXCLUDES THE CUMULATIVE EFFECT OF THE ACCOUNTING CHANGE FOR SAB 101 IN 2001. *EXCLUDES THE CUMULATIVE EFFECT OF THE ACCOUNTING CHANGE FOR SFAS 142 IN 2002.

Income before income taxes totaled $25.9 million in 2002, compared with $19.8 million in 2001, primarily as the result of overall improved product margins and the continuing improvement from the Company's cost containment initiatives and the rationalization and reduction of R&D pro-grams. During 2002 the Company consolidated its Electromechanical Testing Division into Eden Prairie, MN from Cary, NC. The physical move of the business and the facility closure were completed during fiscal year 2002. As a result of the move the Company recorded a $0.4 million charge for severance related costs and a $0.6 million charge to write down inventory. Income before income taxes for 2001 included a charge of $1.9 million (of which $1.3 million is reflected as an increase to cost of revenue and $0.6 million as an increase to administrative expenses) related to the closure of its laboratory instrument business acquired as part of its acquisition of DSP Technology, Inc. ("DSP"). In addition, during 2001, the Company recorded a charge of $2.3 million as a result of its decision to restructure operations in France. For further information, see Note 9 to Consolidated Financial Statements.

         Income from operations of the MT&S Segment increased to $29.0 million in 2002, compared to $23.8 million in 2001. This increase was primarily the result of an improved gross margin of 1.7 percentage points and management's cost containment initiatives. Income from operations of the MT&S Segment totaled $5.0 million in 2000. The increase in operating income in 2002 was the result of improvements in the project management of large, complex custom projects, favorable mix in the Advanced Systems business unit, and the benefit of cost productivity initiatives. The significant increase in operating income from 2000 to 2001 was due to issues experienced in 2000 that did not recur in 2001. These included technical difficulties in several large, complex custom projects and contract losses in the entertainment market, which resulted in a 3.9 point increase in gross margin as a percent of net revenue. Loss from operations of the FA Segment increased to a loss of $4.2 million in 2002, compared to a loss of $1.6 million in 2001, primarily due to the impact of a decline in volume on the factory and fixed overhead cost absorption. Income from operations of the FA Segment totaled $5.1 million in 2000. The $6.7 million decline from 2000 to 2001 was primarily due to a $4.3 million write-down of slow-moving and obsolete inventory. The decrease in income from operations from 2001 to 2000 was driven by a reduction in gross margin associated with volume, which was partially offset by an investment in SG&A expenses during 2001 which was made in anticipation of accelerated revenue growth.

         The effective tax rate for each of the years presented is impacted by the geographic mix of income with foreign sourced income generally being taxed at higher rates than domestically sourced income, the amount of tax benefit available from the Company's Foreign Sales Corporation, extraterritorial income exclusion and qualified R&D costs. A greater percentage of the Company's income was derived from foreign sources in fiscal 2000 when compared to both 2001 and 2002. For further information, see Note 6 to consolidated financial statements.

         In 2002, income before cumulative effect of accounting change for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," increased to $18.0 million ($0.84 per diluted share), from $13.1 million ($0.62 per diluted share) in 2001 and $3.2 million ($0.15 per diluted share) in 2000.


CHANGES IN FOREIGN CURRENCY EXCHANGE RATES

The Company conducts business in countries outside the United States and is exposed to market risk from changes in foreign currency exchange rates that can affect its operating results and financial condition. To minimize the risk, the Company manages exposure to changes in foreign currency rates, when deemed appropriate, through the use of derivative financial instruments, principally forward exchange contracts. Foreign exchange contracts are used to hedge the Company's overall exposure to exchange rate fluctuations, since the gains and losses on these contracts offset gains and losses on the assets, liabilities and transactions being hedged.

         Historically, approximately 50%-55% of the Company's net revenue occurs from shipments to customers outside of the United States, and about 65% of this revenue (approximately 35% of the Company's total net revenue) is denominated in currencies other than the U.S. dollar. As a result, a strengthening of the U.S. dollar relative to foreign currencies decreases the foreign currency denominated revenue and earnings when they are translated into U.S. dollars. Conversely, weakening of the U.S. dollar has the reverse impact on revenue and earnings. During the past three years, the U.S. dollar was generally stronger against other major currencies. During this period the dollar gained approximately 15% against the Yen and 9% against the Euro. Gains and losses attributed to translating the financial statements for all non-U.S. subsidiaries are included in the currency translation adjustments. The gains and losses on forward exchange contracts used to hedge these exposures are included as part of "Other (income) expense, net" in the accompanying consolidated statements of income.


LIQUIDITY AND CAPITAL RESOURCES

                                     2002           2001           2000
---------------------------------------------------------------------------
                             (EXPRESSED IN THOUSANDS EXCEPT PER SHARE DATA)
                                                       (RESTATED)
                                                ------------------------
Total Interest
Bearing Debt                     $ 52,543       $ 59,305       $ 75,712
% of Total Capitalization            24.5%          27.0%          33.0%
---------------------------------------------------------------------------
Total Shareholders'
Investment                       $162,265       $160,738       $153,629
---------------------------------------------------------------------------
Shareholders' Investment
Per Share                        $   7.57       $   7.63       $   7.34
---------------------------------------------------------------------------

Aggregate annual maturities of long-term debt for the next five fiscal years are: 2003--$8.6 million; 2004--$8.1 million; 2005--$7.0 million; 2006--$6.9 million; 2007--$6.9 million and $14.4 million thereafter. The carrying value of the Company's long-term debt at September 28, 2002 is approximately $0.7 million higher than the estimated fair value as determined using current interest rates available to the Company for debt having similar characteristics and remaining maturities.

Management's Discussion and Analysis
of Financial Condition and Results of Operations


         On December 16, 2002, the Company amended its $50 million revolving credit agreement with a domestic bank group that allows the Company to borrow funds at various interest rates. The revolving credit agreement limit was reduced to $25 million and its expiration was extended to January 2005 based on the expected needs of the Company. Under the provisions of its revolving credit agreement, the Company is required, among other matters, to maintain certain financial ratios and to meet certain indebtedness and restricted payments tests. At September 28, 2002, the Company had $28.5 million available for restricted payments, as defined. No borrowings were outstanding under this credit agreement at September 28, 2002. The Company was in compliance with its financial covenants for the 2002 and 2001 fiscal years, but was, as a result of the restatement of fiscal 2000 financial statements, in default on its fixed charge coverage ratio for the year ended September 30, 2000. The Company has obtained waivers of this covenant violation from its lenders which supply both revolving credit and term debt where appropriate.


CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

                                                                             Payments Due by Period
                                                                            (IN THOUSANDS OF DOLLARS)
----------------------------------------------------------------------------------------------------------------------------
                                                          Less than                                                More than
CONTRACTUAL OBLIGATIONS                     TOTAL            1 year        1 - 3 years      4 - 5 years              5 years
----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                           $ 51,945          $  8,605           $ 15,100           $ 13,840           $ 14,400
Capital Lease Obligations                     311               128                131                 51                  1
Operating Leases                           20,569             5,536              7,742              4,623              2,668
Other Long-Term Obligations                 2,000               186                359                550                905
----------------------------------------------------------------------------------------------------------------------------


                                                                    Amount of Commitment Expiration Per Period
                                                                           (IN THOUSANDS OF DOLLARS)
----------------------------------------------------------------------------------------------------------------------------
                                    TOTAL AMOUNTS         Less than                                                More than
OTHER COMMERCIAL COMMITMENTS             COMMITTED           1 year        1 - 3 years        4 - 5 years            5 years
----------------------------------------------------------------------------------------------------------------------------
Standby Letters of Credit                $ 10,747         $   5,169          $   4,478           $  1,100           $     --
Guarantees                                 28,552            16,943             11,591                 18                 --
Other Commercial Commitments               15,924             3,176             11,712                793                243
----------------------------------------------------------------------------------------------------------------------------

Shareholders' investment increased by $1.6 million during fiscal 2002 to $162.3 million. The change in shareholders' investment during 2002 was primarily the result of profitable operating results, funds received of $2.0 million from the exercise of employee stock options, and employee purchases of the Company's stock under its stock purchase plan. This increase was offset in part by the payment of cash dividends of $5.1 million and repurchases of the Company's stock totaling $1.2 million.

CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES provided cash of $91.9 million during 2002, compared to $37.0 million generated in 2001 and $3.9 million generated in 2000. The increase in cash during 2002 resulted primarily from the impact of a 10% decline in net revenue, which reduced investment in operating activities, and a Company focus on working capital initiatives. The impact of these actions resulted in accounts receivable and inventory balances, in the aggregate, being reduced by $56.7 million compared to 2001.

         CASH FLOWS FROM INVESTING ACTIVITIES consumed cash of $35.3 million during 2002, compared to a cash usage of $8.1 million in 2001 and a cash usage of $12.1 million in 2000. During 2002, the Company invested $35.1 million of cash in short-term investments and realized proceeds of $4.9 million from the sale of Mechanical Dynamics Inc. stock. During 2001 and 2000 cash generally was used for additions to property and equipment.

         CASH FLOWS FROM FINANCING ACTIVITIES required the use of cash of $11.3 million during 2002, primarily as a result of the net repayment of interest-bearing debt of $7.0 million, the payment of cash dividends of $5.1 million and repurchases of its common stock of $1.2 million, partially offset by funds received in connection with employees' exercise of stock options and purchases under the Company's stock purchase plan. During 2001, the Company used cash of $19.5 million in its financing activities, primarily the result of the net repayment of interest-bearing debt of $16.6 million, cash dividends of $5.0 million, and repurchasing $1.6 million of its common stock. This was partially offset by $3.6 million received in connection with employees' exercise of stock options and stock purchases. During 2000, the Company used cash flow of $1.0 million on its financing activities, which reflected the payment of dividends of $5.0 million and the repurchase of stock of $2.2 million. This use of funds in 2000 was nearly offset by the increase in both notes payable of $1.9 million and net long-term debt of $3.3 million and $1.1 million of proceeds from the exercise of stock options.

         Overall cash flow has significantly improved from 2000 due to the Company's focus on working capital and other elements of cash consumed in operating activities. During 2002, cash and cash equivalents increased by $45.4 million. The Company believes that the current capital resources, internally generated funds, funds available from short-term investments and unused financing sources will be adequate to finance ongoing operations and anticipated capital expenditures, allow for investment in opportunities to internally grow its business, and make selected strategic acquisitions.


RESTRUCTURING AND OTHER CHARGES

During 2002, the Company consolidated its Electromechanical Testing Division into Eden Prairie, MN from Cary, NC. The physical move of the business and the facility closure were completed during fiscal year 2002. As a result of the move, the Company recorded a $0.4 million charge for severance-related costs and a $0.6 million charge to write down inventory. Substantially all of the severance costs were paid during fiscal 2002. The closure is expected to result in approximately $1.0 million of savings annually beginning in fiscal 2003.

         During 2001, the Company recorded a restructuring charge of $2.3 million as a result of the closure of its manufacturing operations in France and the transfer of this product line to its electromechanical division in North Carolina. Substantially all of the necessary cash outlays were completed during 2001. Such costs were financed primarily with funds from continuing operations and borrowings under its bank line of credit.

         During 2000, the Company announced the discontinuation of a line of data acquisition products acquired as part of its 1999 acquisition of DSP Technology, Inc. ("DSP"). A restructuring charge was recorded in 2001 for $1.9 million. This included a provision for severance costs of $0.8 million, the write-off of leasehold improvements and production and other equipment of $0.3 million, and other costs of $0.8 million associated with closure of the facility, the wind-down of the related product line, excess and obsolete inventory, uncollectible receivables and the write-off of fixed assets. Of the total $1.9 million, $1.3 million was charged to cost of sales and $0.6 million was charged to general and administrative expenses. The activity related to the provision was materially complete as of September 30, 2001, and no additional charges were incurred during fiscal 2002.


RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board issued two new statements, Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 141, all business combinations will be accounted for under the purchase accounting method beginning June 30, 2001. SFAS No. 142 includes requirements to test goodwill for impairment using a fair value approach, rather than amortizing the cost of goodwill over future periods. Upon the Company's adoption of the new accounting standards in the first quarter of its fiscal year ending September 28, 2002, annual goodwill amortization of $2.2 million ceased, effective October 1, 2001. Fair value was determined using a discounted cash flow methodology. An evaluation of the Automation and Vehicle Testing Systems reporting units indicated that $11.0 million and $7.3 million of goodwill, respectively, was impaired. The performance in these acquired businesses has not met management's original expectations due to ongoing weakness in the

Management's Discussion and Analysis
of Financial Condition and Results of Operations


worldwide automotive and industrial manufacturing marketplace. Adoption of SFAS No. 142 resulted in a non-cash transition charge to income in the first quarter of fiscal year 2002 ending September 28, 2002 of $13.7 million, or $0.64 per diluted share, for impairment of goodwill, net of tax. Earnings per share for the fiscal year ended September 28, 2002 was positively impacted by $0.06, per diluted share, from the exclusion of goodwill amortization. Goodwill for the last three fiscal years was:

                          GOODWILL
--------------------------------------------------------------
                               (IN THOUSANDS OF DOLLARS)

          BEGINNING                                     ENDING
YEAR        BALANCE   AMORTIZATION     WRITE-OFF       BALANCE
--------------------------------------------------------------
2000       $ 27,489        $(2,931)    $     --       $ 24,558
2001         24,558         (2,013)          --         22,545
2002         22,545             --      (18,277)         4,268
--------------------------------------------------------------

Annual amortization of other intangible assets of $1.1 million in fiscal 2002 was not impacted by the new standards and will continue. The anticipated amortization expense related to other intangible assets for the next five fiscal years is as follows:

                        2003      2004      2005      2006      2007
--------------------------------------------------------------------
                                  (IN THOUSANDS OF DOLLARS)
Amortization of
intangible assets     $1,022    $  567    $  517    $  287    $    3
--------------------------------------------------------------------


For the two years ended September 30, 2001 and 2000, goodwill amortization, adjusted net income, and basic and diluted earnings per share are as follows:

                                                                                                    September 30,
                                                                                                2001            2000
--------------------------------------------------------------------------------------------------------------------
                                                                                            (EXPRESSED IN THOUSANDS)
                                                                                                    (RESTATED)
Income before cumulative effect of accounting change                                         $13,106          $3,170
Add back: Goodwill amortization, net of tax                                                    1,489           1,535
Adjusted net income before cumulative effect of accounting change                             14,595           4,705
Cumulative effect of accounting change, net of tax                                            (2,492)             --
--------------------------------------------------------------------------------------------------------------------
Adjusted net income                                                                          $12,103          $4,705
--------------------------------------------------------------------------------------------------------------------
Basic earnings per share before cumulative effect of accounting change                       $   .63          $  .15
Add back: Goodwill amortization, net of tax                                                      .07             .08
Basic adjusted earnings per share before cumulative effect of accounting change                  .70             .23
Cumulative effect of accounting change, net of tax                                              (.12)             --
--------------------------------------------------------------------------------------------------------------------
Adjusted earnings per share                                                                  $   .58          $  .23
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per share before cumulative effect of accounting change                     $   .62          $  .15
Add back: Goodwill amortization, net of tax                                                      .07             .07
Diluted adjusted earnings per share before cumulative effect of accounting change                .69             .22
Cumulative effect of accounting change, net of tax                                              (.12)             --
--------------------------------------------------------------------------------------------------------------------
Adjusted earnings per share                                                                  $   .57          $  .22
--------------------------------------------------------------------------------------------------------------------

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is required to adopt this statement in its fiscal year 2003. The Company has concluded that there will be no material impact of the adoption of SFAS No. 144.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company was required to adopt this statement in its financial statements issued after May 15, 2002. The Company does not have any activities that fall under the scope of SFAS 145.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities. The Company will adopt this statement for exit or disposal activities initiated after December 31, 2002, as required.

         In November 2002, the Emerging Issues Task Force finalized its tentative consensus on EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables," which provides guidance on the timing of revenue recognition for sales undertakings to deliver more than one product or service. The Company is required to adopt EITF 00-21 for transactions occurring after June 2003 and is currently analyzing the impact of its adoption on the Company's financial statements.


DIVIDENDS AND OTHER STOCK MATTERS

The Company's dividend policy is to maintain a payout ratio that allows dividends to increase with the long-term growth of earnings per share, while sustaining dividends in years that experience a decline in earnings per share. The Company's dividend payout ratio target is approximately 25% of earnings per share over the long term. The Company paid a quarterly dividend of 6 cents per share during 2002, 2001 and 2000. During 2002, the Company repurchased 0.1 million shares of its common stock at an average cost of $10.23 per share. Pursuant to the plan adopted by its Board of Directors during May 2001 and 2002, the Company has authorized the repurchase of an additional 1.9 million shares of its common stock. The Company also repurchased 0.2 million shares of its common stock at an average cost of $8.19 per share in 2001 and 0.3 million shares in 2000 at an average cost of $7.28 per share. The Company's primary long-term objective relative to its share repurchase program is to offset the dilutive effect of shares of common stock issued in connection with its employee stock option and stock purchase programs. During the three years ended September 28, 2002, the Company has issued approximately 927,000 shares of its common stock under the stock option and stock purchase programs.


QUARTERLY STOCK ACTIVITY(1)

Shares of the Company's common stock are traded on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "MTSC". On September 25, 2002, the Company's stock began trading pursuant to an exception from the Nasdaq's listing requirements due to the filing of the Form 10-Q for the third quarter ended June 30, 2002, without the required auditor review, and the Company's stock began trading under the symbol "MTSCE." Following the filing of its Form 10-K and the concurrent filing of amended quarterly reports on Form 10-Q/A for fiscal 2002, the Company has fully complied with all Nasdaq's listing requirements and returned to trading under the symbol "MTSC" on January 7, 2003. The following table sets forth the high and low prices and volume of shares traded (expressed in thousands) for the periods indicated:

                                    2002                            2001
--------------------------------------------------------------------------------
                             PRICE        SHARES             PRICE        SHARES
                        HIGH       LOW    TRADED       HIGH        LOW    TRADED
--------------------------------------------------------------------------------

1st Quarter           $12.35     $9.10     2,447     $ 7.88     $ 5.50     1,698
2nd Quarter           $11.50     $8.90     3,048     $ 9.19     $ 6.75     1,711
3rd Quarter           $13.17     $9.50     4,642     $14.60     $ 7.88     5,233
4th Quarter           $13.20     $9.60     2,995     $15.60     $10.00     5,365
--------------------------------------------------------------------------------
(1)SOURCE: THE NASDAQ STOCK MARKET, INC. SUMMARY OF ACTIVITY REPORT.

As of December 19, 2002, there were 2015 holders of record of the Company's common stock. However, this number does not reflect stockholders who hold their shares in the name of broker dealers or other nominees.

         The Company has historically paid quarterly cash dividends and expects to continue such dividends in the future. During each of the past three years, the Company has paid quarterly cash dividends of $.06 per share to holders of its common stock. Under its current credit agreements, the Company has the flexibility to declare and pay cash dividends, in similar amounts, during future periods.

         Under the terms of the Company's revolving credit agreement, certain covenants require net worth, as defined, to exceed a defined minimum amount. As of September 28, 2002, net worth, as defined, exceeded the minimum requirement by $28.2 million.


QUARTERLY FINANCIAL INFORMATION

Revenue and operating results, as reflected on a quarterly basis, do not necessarily reflect changes in the demand for the Company's products or its operating efficiency. Revenue and operating results in any quarter can be significantly affected by customer shipment and/or installation timing or the timing of the completion of one or more high-value systems where revenue is recognized upon shipment or customer acceptance rather than on the percentage-of-completion accounting method. The Company's use of the percentage-of-completion revenue recognition method for large, longer-term projects generally has the effect of smoothing significant fluctuations from quarter to quarter. See Note 1 to Consolidated Financial Statements for additional information on the Company's revenue recognition policy. Quarterly earnings also vary as the result of the use of estimates including, but not limited to, the rates used in recording federal, state and foreign income tax expense. See Notes 1 and 6 to Consolidated Financial Statements for additional information on the Company's use of estimates and income tax related matters.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

Selected quarterly financial information for the fiscal years ended September 28, 2002 and September 30, 2001:

                                                             First       Second       Third      Fourth          Total
                                                           Quarter      Quarter     Quarter     Quarter           Year
                                                                (EXPRESSED IN THOUSANDS EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------------------------
                                                                      (RESTATED)
2002                                                    -----------------------------------
Net revenue                                             $   87,164     $ 92,075    $ 86,705    $ 89,927    $   355,871
Gross profit                                                31,074       30,877      33,048      34,016        129,015
Income before income taxes                                   5,346        7,434       4,692       8,450         25,922
Income before cumulative effect of accounting
  change, net of taxes                                       3,713        5,163       3,259       5,868         18,003
Cumulative effect of accounting change, net of taxes       (13,721)          --          --          --        (13,721)
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $  (10,008)    $  5,163    $  3,259    $  5,868    $     4,282
-----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share Basic:
Before cumulative effect of accounting change           $      .17     $    .25    $    .15    $    .28    $       .85
Cumulative effect of accounting change, net of taxes          (.65)          --          --          --           (.65)
-----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share                               $     (.48)    $    .25    $    .15    $    .28    $       .20
-----------------------------------------------------------------------------------------------------------------------
Diluted:
Before cumulative effect of accounting change           $      .17     $    .25    $    .15    $    .27    $       .84
Cumulative effect of accounting change, net of taxes          (.64)          --          --          --           (.64)
-----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share                               $     (.47)    $    .25    $    .15    $    .27    $       .20
-----------------------------------------------------------------------------------------------------------------------

                                                                                   (RESTATED)
2001                                                    --------------------------------------------------------------
Net revenue                                             $   94,655     $ 98,091    $ 98,767    $105,846    $   397,359
Gross profit                                                32,918       33,540      37,170      36,059        139,687
Income before income taxes                                   1,659        4,599       6,626       6,947         19,831
Income before cumulative effect of accounting
   change, net of taxes                                      1,097        3,040       4,380       4,589         13,106
Cumulative effect of accounting change, net of taxes        (2,492)          --          --          --         (2,492)
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $   (1,395)    $  3,040    $  4,380    $  4,589    $    10,614
-----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share Basic:
Before cumulative effect of accounting change           $      .05     $    .15    $    .21    $    .22    $       .63
Cumulative effect of accounting change, net of taxes          (.12)          --          --          --           (.12)
-----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share                               $     (.07)    $    .15    $    .21    $    .22    $       .51
-----------------------------------------------------------------------------------------------------------------------
Diluted:
Before cumulative effect of accounting change           $      .05     $    .15    $    .21    $    .21    $       .62
Cumulative effect of accounting change, net of taxes          (.12)          --          --          --           (.12)
-----------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share                               $     (.07)    $    .15    $    .21    $    .21    $       .50
-----------------------------------------------------------------------------------------------------------------------


FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this Management's Discussion and Analysis of Financial Condition and Results of Operations, elsewhere in this Annual Report to Shareholders, in the Form 10-K, in the proxy statement for the annual meeting to be held on February 12, 2003, and in the Company's press releases and oral statements made with the approval of an authorized executive officer, which are not historical or current facts are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. The following important facts, among others, could affect the Company's actual results in the future and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statements:

(i) With regard to the Company's new product developments, there may be uncertainties currently unknown to the Company concerning the expected results. In addition, the Company may not be aware of the introduction of new products or product enhancements by its competitors.

(ii) Possible significant volatility in both backlog and quarterly operating results may result from individual large, fixed price orders in connection with sales of MT&S systems.

(iii) Order volumes and other operating considerations may be directly or indirectly impacted by economic conditions generally and/or in various geographic areas in which the Company operates.

(iv) Export controls based on U.S. initiatives and foreign policy, as well as import controls imposed by foreign governments, may cause delays for certain shipments or the rejection of orders by the Company. Such delays could create material fluctuations in quarterly operating results and could have a material adverse effect on results of operations. Local political conditions and/or currency restrictions may also affect foreign revenue.

(v) Delays in realization of backlog orders may occur due to technical difficulties, export licensing approval or the customer's preparation of the installation site, any of which can affect the quarterly or annual period when backlog is recognized as revenue and could materially affect the results of any such period.

(vi) The Company experiences competition on a worldwide basis. Customers may choose to purchase equipment from the Company or from its competitors. For certain of the Company's products, customers may also contract with testing laboratories or construct their own testing equipment, purchasing commercially available components. Factors that may influence a customer's decision include price, service or required level of technology.

(vii) The Company is exposed to market risk from changes in foreign currency exchange rates, which can affect its results from operations and financial condition.

(viii) The Company's short-term borrowings carry interest rate risk that is generally related to either LIBOR or the prime rate. The Company has minimal earnings and cash flow exposure due to market risks on its long-term debt obligations as a result of the primarily fixed-rate nature of the debt.

         The foregoing list is not exhaustive, and the Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

The Company is exposed to market risks from changes in foreign exchange and interest rates. Additional information relative to these risks is included in Management's Discussion and Analysis of Financial Condition and Results of Operations and in Note 1 to Consolidated Financial Statements.


FOREIGN CURRENCY EXCHANGE RATES

Market risks from changes in foreign currency exchange rates may cause fluctuations on the translation of orders, revenue and operating results. Currency gains and losses from the settlement of foreign currency denominated transactions are reported as part of "Other (income) expense, net" in the Consolidated Statements of Income included in this Annual Report to Shareholders. The following table illustrates the impact of such market risks on the above financial items for the respective years:


                                     2002           2001           2000
---------------------------------------------------------------------------
                                          (EXPRESSED IN THOUSANDS)
(Increase) Decrease from currency translation on:
---------------------------------------------------------------------------
   New Orders                     $ 1,213        $(2,173)       $(2,324)
---------------------------------------------------------------------------
   Net Revenue                        765        (13,247)        (3,924)
---------------------------------------------------------------------------
   Net Income                          69           (930)          (111)
---------------------------------------------------------------------------
Transaction gain (loss)
 included in "Other
   (Income) Expense, net"         $ 1,947        $ 1,073        $  (538)
---------------------------------------------------------------------------

The Company regularly assesses these risks and employs certain practices to protect against possible adverse effects of these and other potential exposures. To manage the risk arising from exposure to changes in foreign currency exchange rates, the Company, when deemed appropriate, enters into forward contracts. The Company is principally exposed to movements in the rates of foreign currencies related to non-U.S. dollar denominated assets and uncertainty related to future revenue that is denominated in foreign currencies. The Company's foreign currency exposures include contracts currently in backlog and unbilled receivables where the Company will ultimately be paid in, among other currencies, the Euro, Japanese Yen or British Pound. A hypothetical 10% appreciation in foreign currency exchange rates against the U.S. dollar, assuming all other variables are held constant, would result in an increase in future revenues and asset balances of approximately $4.9 million. A hypothetical 10% depreciation in foreign currency exchange rates against the U.S. dollar, assuming all other variables are held constant, would result in a decrease to future revenues and asset balances of approximately $4.9 million.


INTEREST RATES

The Company experiences interest rate risk on its fixed and variable rate indebtedness and manages such risk, in part, by balancing the amount of variable and fixed rate debt outstanding. For fixed rate debt, interest rate changes affect the fair market value of such debt, but do not impact operating earnings. In contrast, interest rate risk on variable rate debt generally does not affect the fair market value of such debt but may impact future operating results and cash flows.

         At September 28, 2002, the Company had fixed rate debt of $49.3 million and variable rate debt of $3.2 million. Assuming all other factors, including, but not limited to, foreign exchange rates, remain constant, a hypothetical increase in interest rates of 100 basis points would result in a decline in the unrealized fair market value of the Company's fixed rate debt of approximately $0.6 million, while the impact on the Company's variable rate debt would reduce operating results before income taxes and increase cash requirements over the next twelve months by approximately $32,000.

Consolidated Balance Sheets
(September 28 and September 30, respectively)

ASSETS                                                                                             2002                   2001
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 (EXPRESSED IN THOUSANDS)
CURRENT ASSETS:                                                                                                      (RESTATED)
Cash and cash equivalents                                                                      $ 62,924               $ 17,515
Short-term investments                                                                           35,094                     --
Accounts receivable, net of allowance for doubtful accounts                                      64,663                 97,731
Unbilled contracts and retainage receivable                                                      32,276                 40,700
Inventories                                                                                      41,357                 64,308
Prepaid expenses                                                                                  5,502                  5,975
Current deferred tax asset                                                                        8,739                  7,894
-------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                           $250,555               $234,123
-------------------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT:
Land                                                                                              3,247                  3,247
Buildings and improvements                                                                       46,253                 45,785
Machinery and equipment                                                                          86,702                 91,203
Accumulated depreciation                                                                        (76,590)               (74,827)
-------------------------------------------------------------------------------------------------------------------------------
Total property and equipment, net                                                                59,612                 65,408
-------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                          4,268                 22,545
Other assets                                                                                      4,071                  9,867
Non-current deferred tax asset                                                                    1,593                     --
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   $320,099               $331,943
-------------------------------------------------------------------------------------------------------------------------------



LIABILITIES AND SHAREHOLDERS' INVESTMENT
-------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
Notes payable to banks                                                                         $    598               $    428
Current maturities of long-term debt                                                              8,605                  5,260
Accounts payable                                                                                 14,621                 15,685
Accrued payroll-related costs                                                                    27,409                 33,358
Advance payments from customers                                                                  37,209                 32,884
Accrued warranty costs                                                                            5,071                  4,481
Other accrued liabilities                                                                         9,769                 15,891
Accrued income taxes                                                                              9,585                  6,908
-------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                       112,867                114,895
-------------------------------------------------------------------------------------------------------------------------------
Deferred tax liability                                                                            1,627                  2,693
Long-term debt, less current maturities                                                          43,340                 53,617
-------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' INVESTMENT:
Common stock, 25(cent) par value; 64,000 shares authorized:
   21,208 and 21,044 shares issued and outstanding                                                5,302                  5,261
Additional paid-in capital                                                                        9,770                  9,040
Retained earnings                                                                               146,857                147,635
Accumulated other comprehensive income (loss)                                                       336                 (1,198)
-------------------------------------------------------------------------------------------------------------------------------
Total shareholders' investment                                                                  162,265                160,738
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' investment                                                 $320,099               $331,943
-------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income
(For the Years Ended September 28, September 30, and September 30, respectively)

INCOME                                                                            2002                  2001               2000
--------------------------------------------------------------------------------------------------------------------------------
                                                                               (EXPRESSED IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                                                            (RESTATED)
                                                                                                    ---------------------------
REVENUES                                                                      $355,871               $397,359          $389,380
COST OF SALES                                                                  226,856                257,672           260,997
--------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                   129,015                139,687           128,383
--------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Selling                                                                         53,096                 58,056            58,747
General and administrative                                                      32,098                 36,941            34,857
Research and development                                                        18,990                 22,485            24,619
-------------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                                          24,831                 22,205            10,160
--------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                 4,343                  5,209             6,371
Interest income                                                                 (1,145)                  (372)           (1,479)
Gain on sale of investment                                                      (2,630)                    --                --
Other (income) expense, net                                                     (1,659)                (2,463)              331
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                      25,922                 19,831             4,937
PROVISION FOR INCOME TAXES                                                       7,919                  6,725             1,767
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES                           18,003                 13,106             3,170
CUMULATIVE EFFECT OF ACCOUNTING CHANGES, NET OF TAXES OF
   $4.3 MILLION IN 2002 AND $1.6 MILLION IN 2001 (SEE NOTES 1 AND 3)           (13,721)                (2,492)               --
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $  4,282               $ 10,614         $   3,170
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE
--------------------------------------------------------------------------------------------------------------------------------
Basic
Before cumulative effect of accounting changes                                $    .85               $    .63         $     .15
Cumulative effect of accounting changes, net of taxes                             (.65)                  (.12)               --
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                                            $    .20               $    .51         $     .15
--------------------------------------------------------------------------------------------------------------------------------
Diluted
Before cumulative effect of accounting changes                                $    .84               $    .62         $     .15
Cumulative effect of accounting changes, net of taxes                             (.64)                  (.12)               --
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                                            $    .20               $    .50         $     .15
--------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Shareholders' Investment
(For the Years Ended September 28, September 30, and September 30, respectively)

SHAREHOLDERS' INVESTMENT

                                                    Common Stock                                                            Total
                                               ------------------------      Additional                 Accumulated Other   Share-
                                                 Shares                       Paid-In        Retained     Comprehensive    holders'
                                                 Issued         Amount        Capital        Earnings     Income (Loss)   Investment
------------------------------------------------------------------------------------------------------------------------------------
                                                                  (EXPRESSED IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE, SEPTEMBER 30, 1999 (RESTATED)            20,884      $   5,221      $   8,122      $ 143,844      $   1,901      $ 159,088
------------------------------------------------------------------------------------------------------------------------------------
Net Income (restated)                                 --             --             --          3,170             --          3,170
Foreign currency translation                          --             --             --             --         (2,593)        (2,593)
Unrealized gain on investment, net of tax             --             --             --             --             53             53
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                            --             --             --          3,170         (2,540)           630
Exercise of stock options                            163             41          1,048             --             --          1,089
Common stock repurchased and retired                (299)           (75)        (2,098)            --             --         (2,173)
Cash dividends, 24(cent)per share                     --             --             --         (5,005)            --         (5,005)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2000 (RESTATED)            20,748          5,187          7,072        142,009           (639)       153,629
------------------------------------------------------------------------------------------------------------------------------------
Net Income (restated)                                 --             --             --         10,614             --         10,614
Foreign currency translation                          --             --             --             --           (391)          (391)
Derivative instruments                                --             --             --             --            115            115
Unrealized loss on investment, net of tax             --             --             --             --           (283)          (283)
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                            --             --             --         10,614           (559)        10,055
Exercise of stock options                            487            122          3,484             --             --          3,606
Common stock repurchased and retired                (191)           (48)        (1,516)            --             --         (1,564)
Cash dividends, 24(cent)per share                     --             --             --         (4,988)            --         (4,988)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2001 (RESTATED)            21,044          5,261          9,040        147,635         (1,198)       160,738
------------------------------------------------------------------------------------------------------------------------------------
Net income                                            --             --             --          4,282             --          4,282
Foreign currency translation                          --             --             --             --          1,419          1,419
Derivative instruments                                --             --             --             --             22             22
Unrealized gain on investment,  net of tax            --             --             --             --             93             93
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                            --             --             --          4,282          1,534          5,816
Exercise of stock options                            284             71          1,928             --             --          1,999
Common stock repurchased and retired                (120)           (30)        (1,198)            --             --         (1,228)
Cash dividends, 24(cent)per share                     --             --             --         (5,060)            --         (5,060)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 28, 2002                       21,208      $   5,302      $   9,770      $ 146,857      $     336      $ 162,265
------------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Consolidated Statements of Cash Flows
(For the Years Ended September 28, September 30 and September 30, respectively)

                                                                    2002         2001         2000
--------------------------------------------------------------------------------------------------
                                                                      (EXPRESSED IN THOUSANDS)
                                                                                   (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:                                        ---------------------
Net income                                                      $  4,282     $ 10,614     $  3,170
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Non-cash cumulative effect of accounting changes               13,721        2,492           --
   Gain on sale of investment                                     (2,630)          --           --
   Depreciation and amortization                                  11,092       14,492       15,512
   Deferred income taxes                                          (3,596)      (2,349)      (1,526)
   Provision for doubtful accounts                                 1,344          992          645
   Provision for inventory obsolescence                            8,124        7,585        4,413
Changes in operating assets and liabilities:
   Accounts, unbilled contracts, and retainage receivables        41,525       (5,064)     (10,204)
   Inventories                                                    15,199       (7,953)      (8,150)
   Prepaid expenses                                                  788        3,832       (2,341)
   Other assets                                                    4,429       (2,166)        (540)
   Accounts payable                                               (1,150)      (6,312)       1,524
   Accrued compensation benefits                                  (6,155)       6,584       (1,380)
   Advance billings to customers                                   4,170        9,774       (3,446)
   Accrued warranty costs                                            545          (62)         534
   Other current liabilities                                         166        4,515        5,714
--------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                         91,854       36,974        3,925
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment                               (5,148)      (8,055)     (12,107)
Additions to short-term investments                              (35,094)          --           --
Proceeds from sale of investment                                   4,920           --           --
--------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                            (35,322)      (8,055)     (12,107)
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under notes payable to banks             187      (11,452)       1,852
Payments of long-term debt                                        (7,822)      (5,544)        (998)
Proceeds from issuance of long-term debt                             589          423        4,270
Cash dividends                                                    (5,067)      (4,988)      (5,005)
Proceeds from exercise of stock options                            1,995        3,606        1,089
Payments to purchase and retire common stock                      (1,224)      (1,564)      (2,173)
--------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                            (11,342)     (19,519)        (965)
--------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS         219          (96)        (725)
--------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Increase (decrease) during the year                               45,409        9,304       (9,872)
Balance, beginning of year                                        17,515        8,211       18,083
Balance, end of year                                            $ 62,924     $ 17,515     $  8,211
--------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid during the year for:
Interest                                                        $  4,089     $  5,724     $  6,298
Income taxes                                                       5,681        6,516        5,105
--------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


FISCAL YEAR

Effective with fiscal year 2002, the Company changed its fiscal year end to the Saturday closest to September 30. For the year ended September 28, 2002, the Company's fiscal year consisted of 52 weeks. Effective for fiscal year 2003, the Company changed its fiscal quarter ends to the Saturday closest to December 31, March 31, and June 30.


CONSOLIDATION

The consolidated financial statements include the accounts of MTS Systems Corporation and its wholly and majority owned subsidiaries (the "Company"). Significant intercompany balances and transactions have been eliminated.


REVENUE RECOGNITION

The Company implemented the revenue recognition principles of Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," in fiscal 2001. The cumulative effect adjustment of the change in accounting for all periods through September 30, 2000 was a reduction in net income of $2.5 million (net of income taxes of $1.6 million), or $0.12 per diluted share, which has been accounted for as a change to the financial results for the first quarter of fiscal 2001. During the fiscal years ended September 28, 2002 and September 30, 2001, the Company recognized $0.4 million and $10.0 million, respectively, of revenues, which were previously recognized prior to the Company's adoption of SAB 101.

         For orders that are manufactured and delivered in less than twelve months with routine installations and no "special" acceptance protocol, revenue is recognized when systems are shipped and title has passed to the customer, less the portion of related revenues associated with installation, which is deferred until customer acceptance. The remaining revenue on these contracts is recognized upon installation and customer acceptance. In cases where "special" acceptance protocols exist, the Company recognizes revenue upon the completion of installation and fulfillment of obligations specific to the terms of the customer's contract. Revenue on contracts requiring longer delivery periods (long-term contracts) is recognized using the percentage-of-completion method based on the cost incurred to date relative to estimated total cost of the contract. In most cases, orders with complex installations and/or unusual acceptance protocols involve long-term contracts for custom systems that follow the percentage-of-completion method of revenue recognition through customer acceptance.

         The Company enters into long-term contracts for customized equipment sold to its customers. Under the terms of such contracts, revenue recognized using the percentage-of-completion method may not be invoiced until completion of contractual milestones, upon shipment of the equipment, or upon installation and acceptance by the customer. Unbilled amounts for these contracts appear in the Consolidated Balance Sheets as Unbilled Contracts and Retainage Receivable.

         Revenue for services is recognized as the service is performed and ratably over a defined contractual period for service maintenance contracts.


FOREIGN CURRENCY TRANSLATION

The financial position and results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. The financial statements of the Company's foreign subsidiaries are translated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52 "Functional Currency." Accordingly, assets and liabilities are translated using period-end exchange rates, and statements of income are translated using average exchange rates for the year, with the resulting translation adjustments recorded as a separate component of shareholders' investment. The Company recorded in Comprehensive income a gain on foreign currency translation of $1.4 million in 2002 and losses on foreign currency translation of $0.4 million and $2.6 million for 2001 and 2000, respectively.


CASH EQUIVALENTS

Cash equivalents represent short-term, highly liquid investments maturing in three months or less at the time of purchase and are recorded at cost, which approximates fair value. Cash was invested in a short-term money market fund, highly rated tax-exempt municipal securities, short-term obligations of the United States government and its agencies, and highly-rated short-term corporate obligations with maturities three months or less.


SHORT-TERM INVESTMENTS

Short-term investments as of September 28, 2002 consist of highly-liquid United States government obligations, certificates of deposit, and highly-rated corporate bonds maturing in four to twelve months from the date of purchase with a carrying value of $10.0 million, $2.0 million, and $23.1 million, respectively. The Company classifies its debt securities as held-to-maturity. Held-to-maturity securities are carried at amortized cost, which approximates market. There were no substantive unrealized gains or losses from the investment in held-to-maturity securities as of the fiscal year ended September 28, 2002. All investments in equity securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses are reported as a component of other comprehensive income. As of September 28, 2002 the Company had no investments in equity securities.


ACCOUNTS RECEIVABLE AND LONG-TERM CONTRACTS

The Company grants credit to its customers but generally does not require collateral or other security from domestic customers. Receivables from customers residing outside of the United States, where deemed appropriate, are supported by letters of credit from financial institutions. The Company enters into longer-term contracts for customized equipment sold to its customers. Under terms of such contracts, revenue recognized using the percentage-of-completion method might be invoiced upon completion of contractual milestones, upon shipment to the customer or upon installation and acceptance by the customer. Unbilled or retained amounts relating to these contracts are reflected as Unbilled Contracts and Retainage Receivables in the accompanying Consolidated Balance Sheets. Amounts unbilled or retained as of September 28, 2002 are expected to be invoiced during fiscal 2003.


WARRANTY OBLIGATIONS

The Company warrants its products against defects in materials and workmanship under normal use and service, generally for one year after installation. The Company maintains reserves for estimated future warranty costs based on its past experience, which are accrued at the time of sale.


RESEARCH AND DEVELOPMENT

Research and product development expenses associated with new products are charged to operations as incurred.


INVENTORIES

Inventories consist of material, labor and overhead costs and are stated at the lower of cost or market, determined under the first-in, first-out accounting method. Inventories as of September 28, 2002 and September 30, 2001, respectively, were as follows:

                                     2002           2001
----------------------------------------------------------
                                  (EXPRESSED IN THOUSANDS)
Customer projects in                            (RESTATED)
various stages of
completion                        $ 8,679        $11,716
Components, assemblies
and parts                          32,678         52,592
----------------------------------------------------------
Total                             $41,357        $64,308
----------------------------------------------------------


PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Additions, replacements and improvements are capitalized at cost, while maintenance and repairs are charged to income as incurred. Depreciation is provided over the following estimated useful lives of the property:

         Buildings and improvements: 10 to 40 years
         Machinery and equipment: 3 to 15 years

         Building and equipment additions are generally depreciated on a straight-line basis for financial reporting purposes and on an accelerated basis for income tax reporting purposes.


DERIVATIVE FINANCIAL INSTRUMENTS

Effective October 1, 2000, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133,") as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS Statement No. 133" ("SFAS No. 138"), which requires the Company to recognize all derivative financial instruments on the balance sheet at fair value. Derivatives that are not classified as a hedge are required under SFAS 133 to be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the hedged assets, liabilities, or firm commitments are recognized through earnings or in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has determined that the impact of the adoption of SFAS 133 was not material to the earnings and financial position of the Company.

         The Company periodically enters into forward exchange contracts principally to hedge the estimated cash flow of foreign currency denominated transactions (primarily the EURO, British Pound, Swedish Krona, and the Japanese
Yen). These contracts are recognized on the balance sheet at fair value, which is the estimated amount at which they could be settled based on forward market exchange rates. The contracts generally mature within one year and are designed to limit exposure to exchange rate fluctuations. On the date the forward exchange contract is entered into, it is designated as a foreign currency cash flow hedge. Subsequent changes in the fair value of contracts that are highly effective and qualifies as a foreign currency cash flow hedge are recorded in other comprehensive income until they are recognized in earnings at the time the forecasted transaction occurs. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as foreign currency hedges to specific forecasted transactions. The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as discussed below.

         The Company discontinues hedge accounting prospectively when the derivative is (1) determined to be no longer effective in offsetting the fair value of the cash flows of a hedged item; (2) sold, terminated, or exercised; or
(3) de-designated as a hedge instrument because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet with changes in its fair value recognized in current period earnings. Any related gains or losses that were accumulated in other comprehensive income will be recognized immediately in earnings.

         The Company uses forward exchange contracts to hedge specific foreign exchange currency denominated assets or liabilities on the balance sheet. These are recorded at their fair value with the related gains and losses included in "Other expense (income), net" on the income statement. Results of these contracts offset in full or in part the natural gains and losses stemming from the normal mark-to-market comparisons of the underlying balance sheet exposures. The Company does not use derivative financial instruments for speculative or trading purposes.

Notes to Consolidated Financial Statements
(Continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


         At September 28, 2002 and September 30, 2001, the Company had outstanding foreign currency forward contracts with U.S. dollar notional equivalent amounts of $36.5 million and $39.4 million, respectively. At September 28, 2002 and September 30, 2001, the fair value of the foreign currency forward contracts was ($0.1) million and $0.2 million, respectively. The amount recognized in earnings as a result of the ineffectiveness of cash flow hedges was not material for fiscal years 2002 and 2001. At September 28, 2002, approximately ($0.1) million was projected to be reclassified from other comprehensive income into earnings in the next 12 months. At September 30, 2001, approximately $0.1 million was projected to be reclassified from other comprehensive income into earnings in the next 12 months. The maximum maturity of any derivative was 1.3 years at September 28, 2002 and 1.6 years at September 30, 2001.


GOODWILL

Goodwill represents the excess of acquisition costs over the fair value of the net assets of businesses acquired and was amortized on a straight line basis over appropriate periods up to 40 years. In July 2001, the Financial Accounting Standards Board issued two new statements, Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 141, all business combinations will be accounted for under the purchase method beginning June 30, 2001. SFAS No. 142 includes requirements to test goodwill for impairment using a fair value approach, rather than amortizing the cost of goodwill over future periods. See
Note 3 to the Consolidated Financial Statements for additional information regarding the impact of SFAS No. 141 and SFAS No. 142.


OTHER ASSETS

Other assets primarily consist of patents and other intellectual property. Other intangible assets are amortized on a straight-line basis over the expected period benefited by future cash inflows up to 25 years. The Company periodically evaluates the recoverability of the carrying amount of other intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating earnings. The Company also continually evaluates the estimated useful lives of all intangible assets and periodically revises such estimates based on current events.


INCOME TAXES

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.


EARNINGS PER SHARE

Basic net earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the applicable periods. Diluted net earnings per share is computed under the treasury stock method and is calculated to reflect the potentially dilutive effect of common shares issued in connection with outstanding stock options. The dilutive effect of common shares issued in connection with outstanding stock options is determined on net income before cumulative change in accounting method. The dilutive effect of common shares issued in connection with outstanding stock options is determined on net income before cumulative change in accounting method. A reconciliation of these amounts is as follows:

                                          2002           2001           2000
-----------------------------------------------------------------------------
                                (EXPRESSED IN THOUSANDS EXCEPT PER SHARE DATA)
                                                            (RESTATED)
Income before cumulative                             ------------------------
   effect of accounting changes       $ 18,003       $ 13,106       $  3,170
Cumulative effect of
   accounting changes,
   net of taxes                        (13,721)        (2,492)            --
-----------------------------------------------------------------------------
Net income                           $   4,282       $ 10,614       $  3,170
-----------------------------------------------------------------------------
Weighted average common
   shares outstanding                   21,100         20,751         20,842
Dilutive potential
   common shares                           333            319             93
-----------------------------------------------------------------------------
Total dilutive
   common shares                        21,433         21,070         20,935
-----------------------------------------------------------------------------
Earnings per share:
Basic:
   Before cumulative effect
   of accounting changes             $     .85        $   .63       $    .15
   Cumulative effect of
   accounting changes,
   net of taxes                           (.65)          (.12)            --
-----------------------------------------------------------------------------
Earnings per share                   $     .20        $   .51       $    .15
-----------------------------------------------------------------------------
Dilutive:
   Before cumulative effect
   of accounting changes             $     .84        $   .62       $    .15
   Cumulative effect of
   accounting changes,
   net of taxes                           (.64)          (.12)            --
-----------------------------------------------------------------------------
Earnings per share                   $     .20        $   .50       $    .15
-----------------------------------------------------------------------------

COMPREHENSIVE INCOME (LOSS)

Comprehensive income consists of net income, unrealized gains or losses on investments, derivative instruments gains or losses and foreign currency translation adjustments and is presented as a component of Shareholders' Investment.


USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Ultimate results could differ from those estimates. The Company frequently undertakes significant technological innovation on certain of its long-term contracts. These contracts involve performance risk that may result in delayed delivery of product and/or recognition of revenue and gross profit variation resulting from difficulties in estimating the ultimate cost of such contracts.


RECENT ACCOUNTING PRONOUNCEMENTS

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is required to adopt this statement in its fiscal year 2003. The Company has concluded that there will be no material impact of the adoption of SFAS No. 144.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company was required to adopt this statement in its financial statements issued after May 15, 2002. The Company does not have any activities that fall under the scope of SFAS 145.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities. The Company will adopt this statement for exit or disposal activities initiated after December 31, 2002, as required.

         In November 2002, the Emerging Issues Task Force finalized its tentative consensus on EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables," which provides guidance on the timing of revenue recognition for sales undertakings to deliver more than one product or service. The Company is required to adopt EITF 00-21 for transactions occurring after June 2003 and is currently analyzing the impact of its adoption on the Company's financial statements.


RECLASSIFICATIONS

Certain amounts included in the consolidated financial statements have been reclassified in prior years to conform to the current year presentation. These reclassifications had no effect on previously reported shareholders' investment or net income.

Notes to Consolidated Financial Statements
(Continued)


2. RESTATEMENT OF FINANCIAL STATEMENTS:

The Company is amending its consolidated financial statements for the years ended September 30, 2001 and 2000 to restate the financial statements to correct various bookkeeping errors and misapplications of generally accepted accounting principles. These adjustments reflect:

1. Correction of revenue recognition practices related to service contracts and to the deferral of installation revenue, impacting revenue recognition and deferred revenue and deferred tax balances;

2. Correction of cut-off errors in recognition of revenue and elimination of intercompany profit in inventory, impacting related revenue, cost of sales, deferred revenue, and inventory balances;

3. Correction to a number of previously unreconciled inventory and related reserves and the correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which collectively impacted cost of sales and inventory balances;

4. Correction of an error in calculating SFAS 133 currency hedge gains, impacting currency gains, retained earnings, prepaid expenses, and unrealized loss on investments accounts;

5. Correction of the timing of recognizing restructuring reserves, impacting cost of sales, general and administrative expenses, and other accrued liabilities;

6. Correction of the accounting for residual values of certain fixed assets and asset retirements that should have occurred in prior periods, impacting various income statement expense categories and fixed asset balances;

7. Correction of bookkeeping and account reconciliation errors, affecting numerous balance sheet and statement of income accounts, including income taxes and long-lived assets; and

8. Correction of the Company's effective tax rate, primarily due to incorrect recognition of tax credits, affecting income tax expense and accrued income taxes.


EFFECTS OF RESTATEMENT: In consultation with its independent auditors, the Company restated its audited financial statements for years ended September 30, 2001 and 2000 and its unaudited financial statements for each of the quarters in the nine-month periods ended June 30, 2002 and September 30, 2001. The aggregate restatement impacted net income before cumulative effect of accounting changes for the first three quarters of fiscal 2002 positively by $8.2 million, fiscal 2001 negatively by $2.1 million and fiscal 2000 negatively by $0.5 million.


FOR THE PREVIOUSLY REPORTED NINE MONTHS ENDED JUNE 30, 2002, THE MOST SIGNIFICANT OF THESE RESTATEMENT ADJUSTMENTS REFLECT:

1. Correction of revenue recognition practices and cut-off errors, which resulted in a $2.4 million increase to previously reported revenues for fiscal year 2002 and a related increase to cost of sales of $1.4 million;

2. Correction of the accounting for residual values of certain fixed assets and asset retirements that should have occurred in prior periods, which resulted in a $1.9 million decrease to previously reported cost of sales and a $1.0 million decrease to other expense for fiscal year 2002;

3. Correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which resulted in the reduction to cost of sales by $5.6 million; and

4. Correction of errors related to the provision recorded for restructuring reserves, which resulted in a $1.1 million decrease to previously reported other income.


FOR THE YEAR ENDED SEPTEMBER 30, 2001, THE MOST SIGNIFICANT OF THESE RESTATEMENT ADJUSTMENTS REFLECT:

1. Correction of revenue recognition practices and cut-off errors, which resulted in a $0.7 million increase to previously reported revenues for fiscal year 2001, and a related correction to cost of sales which resulted in a decrease of $1.6 million;

2. Correction in the timing of recognizing restructuring reserves, which resulted in a $1.8 million increase to cost of sales, a $2.4 million increase in selling, general and administrative expenses and a reduction of other expense of $0.2 million;

3. Correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which resulted in an increase to cost of sales by $2.8 million; and

4. Correction of the Company's tax rate for the period and the tax impact of the aforementioned adjustments to pretax income, which resulted in a 4-point reduction in the effective tax rate and a $2.7 million reduction in tax expense.


FOR THE YEAR ENDED SEPTEMBER 30, 2000, THE MOST SIGNIFICANT OF THESE RESTATEMENT ADJUSTMENTS REFLECT:

1. Correction of revenue recognition practices and cut-off errors, which resulted in a $2.5 million decrease to previously reported revenues for fiscal year 2000 and a related increase to cost of sales of $0.5 million;

2. Correction in the timing of recognizing restructuring reserves, which resulted in a $1.6 million decrease to cost of sales, a $2.5 million decrease in selling, general and administrative expenses, and a reduction of restructuring expenses of $1.2 million;

3. Correction of errors related to the timing of recognition of surplus and obsolete inventory reserves, which resulted in an increase to cost of sales of $2.8 million; and

4. Correction of the Company's tax rate for the period and the tax impact of the aforementioned adjustments to pretax income, which resulted in a 4-point reduction in the effective tax rate and a $0.7 million reduction in tax expense.

Correction of other bookkeeping errors in fiscal year 2002, 2001, and 2000 resulted in additional impacts to various income statement and balance sheet amounts.

The effects of the restatement are as follows:

                                                                     For the year ended                  For the year ended
                                                                     September 30, 2001                  September 30, 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                               As reported         Restated        As reported         Restated
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Net revenue                                                     $ 396,641         $ 397,359         $ 391,853         $ 389,380
Cost of revenue                                                   255,233           257,672           258,913           260,997
Gross profit                                                      141,408           139,687           132,940           128,383
Operating expenses                                                111,868           117,482           121,107           118,223
Income from operations                                             29,540            22,205            11,833            10,160
Other expense (income), net                                           125            (2,463)              846               331
Income before income taxes                                         24,578            19,831             6,095             4,937
Cumulative effect of accounting changes, net of taxes(1)           (2,263)           (2,492)               --                --
Net income                                                         12,913            10,614             3,624             3,170
Basic earnings per share                                              .62               .51               .17               .15
Diluted earnings per share                                      $     .61         $     .50         $     .17         $     .15
--------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:
Accounts receivable, net                                        $  97,661         $  97,731         $ 117,866         $ 117,936
Inventories                                                        63,381            64,308            62,520            58,601
Prepaid expenses                                                    6,405             5,975             9,911             9,911
Deferred tax asset                                                     --             7,894                --             5,443
Total current assets                                              230,249           234,123           225,273           226,867
Machinery and equipment                                           110,419            91,203           107,325            88,696
Goodwill                                                           22,545            22,545            24,558            24,558
Other assets                                                       10,072             9,867             8,322             8,322
Accounts payable                                                   16,672            15,685            22,755            22,048
Accrued compensation and benefits                                  33,661            33,358            29,285            26,843
Advanced billings to customers                                     26,572            32,884            18,673            23,299
Other accrued liabilities                                          16,395            15,891            13,680            13,847
Total current liabilities                                         105,073           114,895           108,648           113,916
Total shareholders' investment                                  $ 167,122         $ 160,738         $ 157,854         $ 153,629
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOW DATA:
Net cash from operating activities                              $  39,116         $  36,974         $   3,027         $   3,925
Net cash from investing activities                                (10,514)           (8,055)          (13,240)          (12,107)
Net cash from financing activities                                (19,616)          (19,519)             (963)             (965)
Net change in cash                                                  9,304             9,304            (9,872)           (9,872)
--------------------------------------------------------------------------------------------------------------------------------

(1)THE ($2,263) CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE RELATED TO THE COMPANY'S ADOPTION OF SAB 101 WAS FIRST REPORTED IN THE FOURTH QUARTER OF THE FISCAL YEAR ENDED SEPTEMBER 30, 2001.

Notes to Consolidated Financial Statements
(Continued)


3. GOODWILL AND OTHER INTANGIBLE ASSETS:

In July 2001, the Financial Accounting Standards Board issued two new statements, Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 141, all business combinations will be accounted for under the purchase accounting method beginning June 30, 2001. SFAS No. 142 includes requirements to test goodwill for impairment using a fair value approach, rather than amortizing the cost of goodwill over future periods. Upon the Company's adoption of the new accounting standards in the first quarter of its fiscal year ending September 28, 2002, annual goodwill amortization of $2.2 million ceased, effective October 1, 2001. Fair value was determined using a discounted cash flow methodology. An evaluation of the Automation and Vehicle Testing Systems reporting units indicated that $11.0 million and $7.3 million of goodwill, respectively, was impaired. The performance in these acquired businesses has not met management's original expectations due to ongoing weakness in the worldwide automotive and industrial manufacturing marketplace. Adoption of SFAS No. 142 resulted in a non-cash transition charge to income in the first quarter of fiscal year 2002 ending September 28, 2002 of $13.7 million, or ($.64) per diluted share, for impairment of goodwill, net of tax. Earnings per share for the fiscal year ended September 28, 2002 was positively impacted by $0.06 per diluted share from the exclusion of goodwill amortization. Goodwill activity for the last three fiscal years was:


GOODWILL
------------------------------------------------------------------
                            (EXPRESSED IN THOUSANDS)
           Beginning                                        Ending
Year         Balance      Amortization      Write-off      Balance
------------------------------------------------------------------
2000        $ 27,489          $ (2,931)      $     --     $ 24,558
2001          24,558            (2,013)            --       22,545
2002          22,545                --        (18,277)       4,268
------------------------------------------------------------------

Annual amortization of other intangible assets of $1.1 million in fiscal 2002 was not impacted by the new standards and will continue. The anticipated amortization expense related to other intangible assets for the next five fiscal years is as follows:


FISCAL YEAR
------------------------------------------------------------------
                           2003     2004     2005    2006     2007
------------------------------------------------------------------
                                    (EXPRESSED IN THOUSANDS)
Amortization of
intangible assets       $ 1,022    $ 567    $ 517    $287       $3
------------------------------------------------------------------


For the two years ended September 30, 2001 and 2000, goodwill amortization, adjusted net income, and basic and diluted earnings per share are as follows:

                                                                                                2001          2000
------------------------------------------------------------------------------------------------------------------
                                                                                          (EXPRESSED IN THOUSANDS)
                                                                                                  (RESTATED)
                                                                                          ------------------------
Income before cumulative effect of accounting change                                      $   13,106     $   3,170
Add back: Goodwill amortization, net of tax                                                    1,489         1,535
------------------------------------------------------------------------------------------------------------------
     Adjusted net income before cumulative effect of accounting change                        14,595         4,705
Cumulative effect of accounting change, net of tax                                            (2,492)           --
------------------------------------------------------------------------------------------------------------------
     Adjusted net income                                                                  $   12,103     $   4,705
------------------------------------------------------------------------------------------------------------------
Basic earnings per share before cumulative effect of accounting change                    $      .63     $     .15
Add back: Goodwill amortization, net of tax                                                      .07           .08
------------------------------------------------------------------------------------------------------------------
     Basic Adjusted earnings per share before cumulative effect of accounting change             .70           .23
Cumulative effect of accounting change, net of tax                                              (.12)           --
------------------------------------------------------------------------------------------------------------------
     Adjusted earnings per share                                                          $      .58     $     .23
------------------------------------------------------------------------------------------------------------------
Diluted earnings per share before cumulative effect of accounting change                  $      .62     $     .15
Add back: Goodwill amortization, net of tax                                                      .07           .07
------------------------------------------------------------------------------------------------------------------
     Diluted adjusted earnings per share before cumulative effect of accounting change           .69           .22
Cumulative effect of accounting change, net of tax                                              (.12)           --
------------------------------------------------------------------------------------------------------------------
     Adjusted earnings per share                                                          $      .57     $     .22
------------------------------------------------------------------------------------------------------------------

4. BUSINESS SEGMENT INFORMATION:

The Company follows the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." As such, the Company has determined that it has five operating business units: Vehicle Testing Systems, Material Testing Systems, Advanced Systems, Automation, and Sensors. Vehicle Testing Systems manufactures and markets systems for vehicle and component manufacturers to aid in the acceleration of design development work and to decrease the cost of product manufacturing. Material Testing Systems manufactures and markets systems to aid customers in product development and quality control toward an effort of design improvement. Advanced Systems offers highly customized systems primarily for simulation and manufacturing purposes. The Automation business manufactures and markets products for high-performance industrial machine applications in a wide range of industries. The Sensors business unit manufactures and markets displacement and liquid level sensors used in various applications to monitor and automate industrial processes. The economic characteristics, nature of products and services, production processes, type or class of customer, method of distribution and regulatory environments are similar for the Vehicle Testing Systems, Material Testing Systems and Advanced Systems business units. As a result of these similarities, these units have been aggregated for financial statement purposes into one reportable segment called Mechanical Testing and Simulation ("MT&S"). The economic characteristics, nature of products and services, production processes, type or class of customer, method of distribution and regulatory environments are similar for the Automation and Sensors business units. As a result, these business units have been aggregated into a reportable segment called Factory Automation ("FA"). The Company's Chief Executive Officer reviews operating results of its MT&S and FA segments on a periodic basis. The accounting policies of the reportable segments are the same in all material respects as those described in Note 1 to the Consolidated Financial Statements. In evaluating the performance of each segment, management focuses primarily on income from operations, return on assets employed and working capital measurements. Income from operations measurements exclude special charges (such as restructuring charges and acquisition-related expenses), interest income and expense, income taxes and other non-operating income or expense. Corporate administrative expenses, including expenses related to various support functions such as human resources, information technology, and finance are allocated to the reportable segments primarily on the basis of revenue.

                                                       2002             2001            2000
--------------------------------------------------------------------------------------------
                                                            (EXPRESSED IN THOUSANDS)
                                                                           (RESTATED)
                                                                   -------------------------
NET REVENUE BY SEGMENT
Mechanical Testing & Simulation                  $  286,979        $ 316,110       $ 299,880
Factory Automation                                   68,892           81,249          89,500
--------------------------------------------------------------------------------------------
Total Revenue                                    $  355,871        $ 397,359       $ 389,380
--------------------------------------------------------------------------------------------

INCOME (LOSS) FROM OPERATIONS BY SEGMENT
Mechanical Testing & Simulation                  $   29,033        $  23,787       $   5,024
Factory Automation                                   (4,202)          (1,582)          5,136
--------------------------------------------------------------------------------------------
Total Income from Operations                     $   24,831        $  22,205       $  10,160
--------------------------------------------------------------------------------------------

IDENTIFIABLE ASSETS BY SEGMENT
Mechanical Testing & Simulation                  $  287,886        $ 278,518       $ 269,273
Factory Automation                                   32,213           53,425          58,880
--------------------------------------------------------------------------------------------
Total Assets                                     $  320,099        $ 331,943       $ 328,153
--------------------------------------------------------------------------------------------

OTHER SEGMENT DATA
Mechanical Testing & Simulation:
Capital expenditures                             $    3,279        $   3,951       $   9,580
Depreciation and amortization                         8,664           10,685          12,021
--------------------------------------------------------------------------------------------
Factory Automation:
Capital expenditures                             $    1,869        $   4,104       $   2,527
Depreciation and amortization                         2,428            3,807           3,491
--------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Continued)


Geographic segment information was as follows:

                                                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                (EXPRESSED IN THOUSANDS)
                                                                                                           (RESTATED)
                                                                                                      -------------------------
TOTAL NET REVENUE
United States                                                                        $ 165,554        $ 175,052       $ 199,602
Europe                                                                                 102,114          109,580         112,302
Asia                                                                                    75,854           90,852          69,023
Other                                                                                   12,349           21,875           8,453
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                $ 355,871        $ 397,359       $ 389,380
-------------------------------------------------------------------------------------------------------------------------------

TOTAL PROPERTY AND EQUIPMENT, NET
United States                                                                        $  48,563        $  54,523       $  56,821
Europe                                                                                  10,456           10,519          11,033
Asia                                                                                       565              288             454
Other                                                                                       28               78              98
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                                $  59,612        $  65,408       $  68,406
-------------------------------------------------------------------------------------------------------------------------------

Revenue by geographic area is presented based on the customer's location. No country other than the United States has revenue in excess of fifteen percent of the Company's total revenue. No single customer accounted for 10% or more of consolidated net revenue during any of the periods presented.

5. FINANCING:

                                                                                                           2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (EXPRESSED IN THOUSANDS)
6.6% Notes, unsecured, due in annual installments of $4,375 beginning in July 2001                    $  26,250       $  30,625
7.5% Note, unsecured, due in semi-annual installments of $1,153 beginning in July 2003                   15,000          15,000
Variable Rate Note, due in varying installments through April 2007, collateralized by building            2,575           5,005
5.4% Mortgage, due in quarterly installments of $39 through
   October 2015, collateralized by building                                                               4,948           4,843
6.0% Note, unsecured, due in 2008                                                                         1,500           1,943
Other                                                                                                     1,672           1,461
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INDEBTEDNESS                                                                                    $  51,945       $  58,877
LESS CURRENT MATURITIES                                                                                  (8,605)         (5,260)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                                                  $  43,340       $  53,617
-------------------------------------------------------------------------------------------------------------------------------

Long-term debt as of September 28, 2002 and September 30, 2001 respectively, was as follows:

         Aggregate annual maturities of long-term debt for the next five fiscal years are: 2003--$8.6 million; 2004--$8.1 million; 2005--$7.0 million;
2006--$6.9 million; 2007--$6.9 million and $14.4 million thereafter. The carrying value of the Company's long-term debt at September 28, 2002 is approximately $0.7 million higher than the estimated fair value as determined using current interest rates available to the Company for debt having similar characteristics and remaining maturities.

         On December 16, 2002, the Company amended its $50 million revolving credit agreement with a domestic bank group that allows the Company to borrow funds at various interest rates. The revolving credit agreement limit was amended to $25 million and its expiration was extended to January 2005. Under the provisions of its revolving credit agreement, the Company is required, among other matters, to maintain certain financial ratios and to meet certain indebtedness and restricted payments tests. At September 28, 2002, the Company had $28.5 million available for restricted payments, as defined. No borrowings were outstanding under this credit agreement at September 28, 2002. The Company was in compliance with its financial covenants for the 2002 and 2001 fiscal years, but was, as a result of the restatement of fiscal 2000 financial statements, in default on its fixed charge coverage ratio for the year ended September 30, 2000. The Company has obtained waivers of this covenant violation from its lenders supplying both revolving credit and term debt where appropriate.

         In addition, the Company has standby letter-of-credit lines totaling $30 million. At September 28, 2002, standby letters of credit outstanding totaled $10.7 million. The Company was in compliance with respect to all such covenants and conditions of its revolving credit and other debt agreements as of September 28, 2002. Information on short-term borrowings for the year ended September 28, 2002 and the years ended September 30, 2001 and 2000 were as follows:

                                                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                (EXPRESSED IN THOUSANDS)
Balance outstanding at year-end                                                      $     598        $     428        $ 11,945
Average balance outstanding during the year                                              1,121            8,553          22,617
Maximum balance outstanding during the year                                             10,021           24,000          37,500
Interest rate at year-end                                                                  3.4%             3.4%            7.9%
Weighted-average interest rate during the year                                             1.6%             7.4%            7.0%
-------------------------------------------------------------------------------------------------------------------------------

6. INCOME TAXES:

The components of income before income taxes for the fiscal years ended September 28, 2002 and September 30, 2001 and 2000, are as follows:

                                                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                (EXPRESSED IN THOUSANDS)
                                                                                                              (RESTATED)
                                                                                                      -------------------------
Income from continuing operations before cumulative effect of accounting change and income taxes:
   Domestic                                                                          $  19,640        $  10,329       $  (8,447)
   Foreign                                                                               6,282            9,502          13,384
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                $  25,922        $  19,831       $   4,937
-------------------------------------------------------------------------------------------------------------------------------


The provision for income taxes from continuing operations before cumulative effect of accounting change for each of the fiscal years ended September 28, 2002 and September 30, 2001 and 2000 are is follows:

                                                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                (EXPRESSED IN THOUSANDS)
                                                                                                              (RESTATED)
                                                                                                      -------------------------
Current provision (benefit):
   Federal                                                                           $   4,454        $   4,314     $    (2,735)
   State                                                                                   630              700            (150)
   Foreign                                                                               3,315            3,918           6,521
Deferred                                                                                  (480)          (2,207)         (1,869)
-------------------------------------------------------------------------------------------------------------------------------

TOTAL PROVISION                                                                      $   7,919        $   6,725     $     1,767
-------------------------------------------------------------------------------------------------------------------------------


A reconciliation from the Federal statutory income tax rate to the Company's effective tax rate for continuing operations before cumulative effect of accounting change for the fiscal years ended September 28, 2002 and September 30, 2001 and 2000, is as follows:

                                                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (RESTATED)
                                                                                                      -------------------------
Statutory income tax rate                                                                   35%              35%             35%
Tax benefit of Foreign Sales Corporation/Extraterritorial Income Exclusion                  (6)              (5)            (22)
Foreign provision in excess of U.S. tax rate                                                 4                4              40
State income taxes, net of federal benefit                                                   2                1              (7)
Research and development tax credits                                                        (4)              (4)            (20)
Meals and entertainment                                                                      1                1               6
Goodwill amortization                                                                       --                1               5
Other, net                                                                                  (1)               1              (1)
-------------------------------------------------------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                                                                   31%              34%             36%
-------------------------------------------------------------------------------------------------------------------------------


A summary of the deferred tax assets and liabilities for the fiscal years ended September 28, 2002 and September 30, 2001 and 2000, is as follows:

                                                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                (EXPRESSED IN THOUSANDS)
                                                                                                              (RESTATED)
                                                                                                      -------------------------
DEFERRED TAX ASSET:
Accrued compensation and benefits                                                    $   3,621        $   2,918       $   3,257
Inventory reserves                                                                       5,305            6,048           4,750
Allowance for doubtful accounts                                                            371              347             242
Credit and net operating loss carryforwards                                              4,671            3,303           2,118
Other assets                                                                             3,205              897           1,673
-------------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                                            $  17,173        $  13,513       $  12,040
-------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITY:
Property and equipment                                                               $   8,468        $   8,312       $   9,102
-------------------------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSET                                                               $   8,705        $   5,201       $   2,938
-------------------------------------------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Continued)


At September 28, 2002, the Company has research credit carryovers for federal and state tax purposes of approximately $4.0 million which will expire between the years 2014 and 2017. Foreign tax credit carryovers of $0.6 million also exist which expire between the years 2005 and 2007. At September 30, 2001 and 2000 the amount of research credit carryover for federal and state tax purposes was $2.8 million and $1.3 million, respectively, and the foreign tax credit carryover was $0.1 million at September 30, 2001 and zero at September 30, 2000. A net operating loss carryover subject to an annual section 382 limitation attributable to an acquired subsidiary also existed at September 30, 2001 and 2000 in the amount of $1.1 million and $2.2 million, respectively, with expiration in 2014.

         The Company has assessed its taxable earnings history and prospective future taxable income. Based upon this assessment, management has determined that it is more likely than not that its net deferred tax assets will be realized in future periods. The Company may be required to provide a valuation allowance for this asset in the future if it does not generate sufficient taxable income as planned.

         According to APB 23, U.S. income taxes are not provided on undistributed earnings of international subsidiaries, which are permanently reinvested. As of September 28, 2002, earnings permanently reinvested in international subsidiaries not subject to a U.S. income tax provision were approximately $36 million.

         In 2002, 2001, and 2000, the Company recognized tax benefits of $0.2 million, $0.4 million, and zero, respectively, relating to the Company's stock option plan, which were directly allocated to shareholders' investment.


7. STOCK OPTIONS:

The Company has made certain stock-based awards to its officers, non-employee directors and key employees under various stock plans. Awards permitted under these plans include incentive (qualified) stock options, non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock-based and non-stock-based awards. During the year ended September 28, 2002, the Company awarded incentive stock options and non-qualified stock options. These awards have been granted at exercise prices that are 100% of market value at the day of grant. Beginning one year after grant, the options generally can be exercised proportionately each year for periods of three years, as defined in the respective plans. Options currently expire no later than five years from the grant date, as defined. Option holders may exercise options by delivering Company stock already owned for at least six months, cash or a combination of stock and cash. During 2002 and 2001, option holders delivered 26,616 shares and 85,075 shares, respectively, of the Company's stock in full or partial payment of options exercised. A status of the Company's stock option plans is summarized below (in thousands of shares):

                                                            2002                         2001                        2000
--------------------------------------------------------------------------------------------------------------------------------
                                                    SHARES        WAEP*          SHARES        WAEP*          SHARES       WAEP*
--------------------------------------------------------------------------------------------------------------------------------
Options outstanding at beginning of year             3,081     $11.12             3,625     $  9.98           2,816     $ 11.21
--------------------------------------------------------------------------------------------------------------------------------
Granted                                                728     $10.50               728     $ 12.30           1,115     $  7.17
--------------------------------------------------------------------------------------------------------------------------------
Exercised                                             (214)    $ 6.57              (410)    $  8.00             (19)    $  6.44
--------------------------------------------------------------------------------------------------------------------------------
Forfeited                                             (573)    $11.26              (863)    $  8.81            (287)    $ 11.30
--------------------------------------------------------------------------------------------------------------------------------
Options outstanding at year-end                      3,022     $11.27             3,081     $ 11.12           3,625     $  9.98
--------------------------------------------------------------------------------------------------------------------------------
Options subject to exercise at year-end              1,684     $11.90             1,418     $ 11.58           1,893     $ 10.23
--------------------------------------------------------------------------------------------------------------------------------

*WEIGHTED-AVERAGE EXERCISE PRICE

The following summarizes information concerning stock options outstanding as of September 28, 2002 (in thousands of shares):

OPTIONS OUTSTANDING

                                                   Weighted Average             Weighted              Number           Weighted
Range of                        Number                    Remaining              Average          Subject to            Average
Exercise Prices            Outstanding             Contractual Life       Exercise Price            Exercise     Exercise Price
-------------------------------------------------------------------------------------------------------------------------------
$6.375-$6.8125                     289                         2.43              $  6.77                 180            $  6.78
-------------------------------------------------------------------------------------------------------------------------------
$7.3125-$9.875                     540                         2.92              $  7.56                 345            $  7.59
-------------------------------------------------------------------------------------------------------------------------------
$10.25-$13.00                    1,271                         4.22              $ 11.64                 247            $ 12.69
-------------------------------------------------------------------------------------------------------------------------------
$13.125-$14.625                    629                         1.95              $ 13.45                 619            $ 13.43
-------------------------------------------------------------------------------------------------------------------------------
$15.75-$19.375                     293                          .34              $ 16.24                 293            $ 16.24
-------------------------------------------------------------------------------------------------------------------------------
Total                            3,022                         2.97              $ 11.27               1,684            $ 11.90
-------------------------------------------------------------------------------------------------------------------------------

The number of stock options scheduled to expire, if not exercised by specified dates, in the following fiscal years is as follows: 2003: 423,000; 2004:
290,000; 2005: 717,000; 2006: 868,000; 2007: 718,000.

         Prices for options exercised during the three-year period ended September 28, 2002 ranged from $6.63 to $15.13. In January 2000, the Company's shareholders approved a 1,500,000 share increase in the Company's 1997 stock option plan. At September 28, 2002, a total of 1,823,410 options were available for future grant - 800,459 from the 1997 plan and 1,023,451 options from the 1994 plan.

         In 1992, the Company's shareholders authorized an Employee Stock Purchase Plan, whereby 1,000,000 shares of the Company's common stock were reserved for sale to employees. Participants were issued 95,826 shares in 2002 and 149,748 shares in 2001. The 1992 Employee Stock Purchase Plan terminated with the 2002 share distribution.

         In 2002, the Company's shareholders authorized a new Employee Stock Purchase Plan whereby 750,000 shares of the Company's common stock were reserved for purchase by employees. In fiscal 2002, participants subscribed to purchase 68,382 shares at 85% of market price for issuance in fiscal 2003.

         Pro forma Information: The Company has elected to follow Accounting Principles Board Opinion No. 25, ("APB No. 25"), "Accounting for Stock Issued to Employees," in accounting for its employee stock options. Under APB No. 25, no compensation cost for stock options is recognized for stock options granted at or above fair value. However, Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," requires the use of option valuation models to estimate compensation cost from the granting of employee stock options and to present the pro forma effect of such cost on reported net income and earnings per share. SFAS No. 123 requires this information be determined as if the Company had accounted for employee stock options granted in fiscal years beginning subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of options granted, as reported below, has been estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

                                2002       2001       2000
-----------------------------------------------------------
Expected life (in years)         2.4        3.5        2.8
Risk-free interest rate          2.9%       2.9%       6.0%
Expected volatility               .65        .54        .49
Dividend yield                   2.3%       2.1%       3.4%
-----------------------------------------------------------

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The weighted average estimated fair value of employee stock options granted during 2002, 2001, and 2000 was $3.69, $4.20 and $2.14, respectively. For purpose of the pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's net income, as reported, and pro forma earnings per share are as follows (in thousands, except per share amounts):

                                            2002           2001           2000
------------------------------------------------------------------------------
                                                 (EXPRESSED IN THOUSANDS)
                                                              (RESTATED)
                                                       -----------------------
Income Before Cumulative
   Effect of Accounting Change,
   Net of Taxes
   As Reported                          $ 18,003       $ 13,106       $  3,170
   Pro Forma                              16,143         11,526          1,677
------------------------------------------------------------------------------
Basic Earnings Per Share*
   As Reported                          $    .85       $    .63       $    .15
   Pro Forma                                 .76            .56            .08
------------------------------------------------------------------------------
Diluted Earnings Per Share*
   As Reported                          $    .84       $    .62       $    .15
   Pro Forma                                 .75            .55            .08
------------------------------------------------------------------------------
*EXCLUDES THE CUMULATIVE EFFECT OF THE ACCOUNTING CHANGE FOR SAB 101 IN 2001 *EXCLUDES THE CUMULATIVE EFFECT OF THE ACCOUNTING CHANGE FOR SFAS 142 IN 2002

Notes to Consolidated Financial Statements
(Continued)


8. EMPLOYEE BENEFIT PLANS:

The Company offers a 401(k) Pay Conversion Plan for eligible employees in the United States. Employees are able to supplement their retirement income by participating in this voluntary pretax savings plan by designating a percentage of their gross income, subject to limitations imposed by federal law. Employees are fully vested in their voluntary contributions. The Company matches a portion of the employees' voluntary contributions. The Company's matching contribution was $0.6 million in 2002, $0.6 million in 2001, and $0.8 million in 2000.

         The Company also has a profit-sharing plan that serves as a retirement program for most U.S. and certain international employees. Employees, with the exception of Aeromet Corporation employees, who have been paid for 1,000 hours or more of service during a plan year are eligible for a profit-sharing contribution.

         The Company's Board of Directors approves the contribution to the profit-sharing plan annually. The plan provides for a minimum contribution of 4% of participant compensation, as defined, up to the Social Security taxable wage base, and 8% of participant compensation in excess of the Social Security taxable wage base up to the maximum profit-sharing contribution allowed by federal law, as long as the entire contribution does not exceed the Company's pretax income. The Company's contributions totaled $4.2 million in 2002, $4.2 million in 2001 and $4.4 million in 2000.

         One of the Company's international subsidiaries had a noncontributory, unfunded retirement plan for eligible employees. This plan provides benefits based on the employee's years of service and compensation during the years immediately preceding retirement, early retirement, termination, disability or death, as defined in the plan.

The cost for the plan includes the following components:

                                                                                        2002        2001        2000
--------------------------------------------------------------------------------------------------------------------
                                                                                         (EXPRESSED IN THOUSANDS)
                                                                                                       (RESTATED)
                                                                                                  ------------------
Service cost-benefit earned during the period                                        $   183     $   195     $   358
Interest cost on projected benefit obligation                                            278         243         428
Net amortization and deferral                                                             15          15          29
--------------------------------------------------------------------------------------------------------------------
NET PERIODIC RETIREMENT COST                                                         $   476     $   453     $   815
--------------------------------------------------------------------------------------------------------------------


The following summarizes the change in benefit obligation and the plan assets:

                                                                                        2002                    2001
--------------------------------------------------------------------------------------------------------------------
                                                                                         (EXPRESSED IN THOUSANDS)
                                                                                                         (RESTATED)
                                                                                                        ------------
Change in benefit obligation:
Projected benefit obligation, beginning of year                                      $ 4,774                 $ 4,343
   Service cost                                                                          183                     195
   Interest cost                                                                         278                     243
   Translation change                                                                     44                      26
   Actuarialloss                                                                         257                      15
   Benefits paid                                                                         (54)                    (48)
--------------------------------------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION, END OF YEAR                                            $ 5,482                 $ 4,774
--------------------------------------------------------------------------------------------------------------------

Change in plan assets:
Fair value of plan assets, beginning of year                                         $    --                 $    --
   Actual return on plan assets                                                           --                      --
   Employer contributions                                                                 54                      48
   Benefits paid                                                                         (54)                    (48)
--------------------------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS, END OF YEAR                                               $    --                 $    --
--------------------------------------------------------------------------------------------------------------------


The funded status of the Company`s pension retirement plan at September 28, 2002, and September 30, 2001, respectively, is as follows:

                                                                                        2002                    2001
--------------------------------------------------------------------------------------------------------------------
                                                                                         (EXPRESSED IN THOUSANDS)
                                                                                                         (RESTATED)
                                                                                                        ------------
Funded status                                                                        $(5,482)                $(4,774)
Unrecognized net gain                                                                    271                      16
Unrecognized net liability being amortized                                                72                      82
Required adjustment to recognize minimum liability                                        11                       3
--------------------------------------------------------------------------------------------------------------------
Accrued Pension Liability                                                            $(5,128)                $(4,673)
--------------------------------------------------------------------------------------------------------------------
Major assumptions used in the above calculation include:
Discount rate                                                                            6.0%                    6.3%
Expected rate of increase in future compensation levels                                  3.1%                    3.0%
--------------------------------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
(Continued)


9. RESTRUCTURING AND OTHER CHARGES:

During 2002, the Company consolidated its Electromechanical Testing Division into Eden Prairie, MN from Cary, NC. The physical move of the business and the facility closure were completed during fiscal year 2002. As a result of the move, the Company recorded a $0.4 million charge for severance related costs and a $0.6 million charge to write down inventory. Substantially all of the severance costs were paid during fiscal 2002. The closure is expected to result in approximately $1.0 million of savings annually beginning in fiscal 2003.

         During 2001, the Company recorded a restructuring charge of $2.3 million as a result of the closure of its manufacturing operations in France and the transfer of this product line to its electromechanical division in North Carolina. Substantially all of the necessary cash outlays were completed during 2001. Such costs were financed primarily with funds from continuing operations and borrowings under its bank line of credit.

         During 2000, the Company announced the discontinuation of a line of data acquisition products acquired as part of its 1999 acquisition of DSP Technology, Inc. ("DSP"). A restructuring charge was recorded in 2001 for $1.9 million. This included a provision for severance costs of $0.8 million, the write-off of leasehold improvements and production and other equipment of $0.3 million, and other costs of $0.8 million associated with closure of the facility, the wind-down of the related product line, excess and obsolete inventory, uncollectible receivables and the write-off of fixed assets. Of the total $1.9 million, $1.3 million was charged to cost of sales and $0.6 million was charged to general and administrative expenses. The activity related to the provision was materially complete as of September 30, 2001, and no additional charges were incurred during fiscal 2002.

For the three years ended September 28, 2002 and September 30, 2001 and 2000, the reserve for restructuring was as follows:

RESTRUCTURING RESERVE
--------------------------------------------------------------------------------
                 Beginning                                               Ending
Year               Balance        Provision        Write-off             Balance
--------------------------------------------------------------------------------
                                     (EXPRESSED IN THOUSANDS)
2000               $    --          $ 1,344          $(1,344)         $       --
2001                    --            4,193           (3,972)                221
2002                   221            2,073           (2,273)                 21
--------------------------------------------------------------------------------


10. COMMITMENTS AND CONTINGENCIES:

LITIGATION: The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, final resolution of these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

LEASES: The Company has non-cancelable operating lease commitments for equipment and facilities that expire on various dates through 2011. Minimum annual rental commitments at September 28, 2002 for the fiscal years 2003 through 2007 and thereafter are $5.5 million, $4.3 million, $3.4 million, $2.5 million and $4.9 million, respectively. Total lease expense was $6.6 million in 2002, $4.3 million in 2001 and $3.9 million in 2000.

Reports On Consolidated Financial Statements


THE BOARD OF DIRECTORS AND SHAREHOLDERS
TO MTS SYSTEMS CORPORATION:

We have audited the accompanying consolidated balance sheets of MTS Systems Corporation (a Minnesota corporation) and subsidiaries as of September 28, 2002 and September 30, 2001, and the related consolidated statements of income, shareholders' investment and cash flows for each of the fiscal years in the three-year period ended September 28, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of MTS Systems Corporation and subsidiaries as of September 28, 2002 and September 30, 2001, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended September 28, 2002, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the fiscal years ended September 30, 2001 and 2002, which consolidated financial statements were previously audited by other independent auditors.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative financial instruments and its method of revenue recognition in fiscal year 2001. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in fiscal year 2002.

                                                                    /s/ KPMG LLP

Minneapolis, Minnesota,
December 20, 2002


REPORT OF MANAGEMENT

The management of MTS Systems Corporation is responsible for the integrity and objectivity of the financial information presented in this report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include certain amounts based on management's best estimates and judgment. Management is also responsible for establishing and maintaining the Company's accounting systems and related internal controls, which are designed to provide reasonable assurance that assets are safeguarded, transactions are properly recorded, and the policies and procedures are implemented by qualified personnel.

         The Audit Committee of the Board of Directors, which is comprised solely of outside directors, meets regularly with management and its independent auditors to review audit activities, internal controls, and other accounting, reporting and financial matters. This Committee also recommends independent auditors for appointment by the full Board, subject to shareholder ratification.

         KPMG LLP, independent public accountant, has audited the financial statements included in this annual report. We have been advised that their audits were conducted in accordance with auditing standards generally accepted in the United States of America and included such reviews of internal controls and tests of transactions as they considered necessary in setting the scope of their audits.


/s/ Sidney W. Emery, Jr

Sidney W. Emery, Jr
Chairman and Chief Executive Officer


/s/ Susan E. Knight

Susan E. Knight
Chief Financial Officer and
Vice President

Corporate Information

BOARD OF DIRECTORS                 LARRY D. MOULTON                  NOTICE OF ANNUAL MEETING           INVESTOR RELATIONS
                                   Vice President
SIDNEY W. EMERY, JR.               Vehicle Dynamics and              The annual meeting of              Securities analysts,
Chairman and                       Powertrain Technology             shareholders will be held          portfolio managers, and
Chief Executive Officer                                              at 5:00 p.m. (Central Standard     representatives of financial
MTS Systems Corporation            WERNER ONGYERT                    Time) on Wednesday, February 12,   institutions seeking
                                   Vice President                    2003 at the Company's              information about the
CHARLES A. BRICKMAN                Europe                            Headquarters in Eden Prairie,      inquiries to:
President                                                            Minnesota.                         Company should direct their
Pinnacle Capital Corporation       KATHLEEN M. STABY                                                    Thomas J. Minneman
                                   Vice President                    SHAREHOLDERS WHO CANNOT ATTEND     Treasurer and Manager of
JEAN-LOU CHAMEAU                   Human Resources                   THE MEETING ARE URGED TO           Investor Relations MTS
Provost, Vice President                                              EXERCISE THEIR RIGHT TO VOTE BY    Systems Corporation
Georgia Institute of Technology    MAURO G. TOGNERI                  PROXY.                             14000 Technology Drive
                                   Vice President                                                       Eden Prairie, Minnesota
MERLIN E. DEWING                   Sensors Division                  10-K REPORT AND OTHER FINANCIAL    55344-2290
Chairman and Founder                                                 INFORMATION                        Telephone: 952-937-4647
Dewing Financial Services, Inc.    M. PERRY WALRAVEN                                                    Email: tom.minneman@mts.com
                                   Vice President                    Copies of the Annual Report on
BRENDAN C. HEGARTY                 Automation Division               Form 10-K, filed with the
Chief Executive Officer                                              Securities and Exchange            DIVIDEND
NanoMagnetics                      RYOJI YAMAGUCHI                   Commission are available on        REINVESTMENT PLAN
                                   Vice President                    request without charge. MTS
BRUCE D. HERTZKE                   Asia/Pacific                      Systems Corporation 14000          Under the plan, shareholders
Chairman, Chief Executive                                            Technology Drive Eden Prairie,     can invest MTS Systems
Officer and President                                                Minnesota 55344-2290               dividends in additional
Winnebago Industries, Inc.         SUBSIDIARY OFFICER                Telephone: 952-937-4006            shares of MTS stock and make
                                                                                                        periodic voluntary cash
BARBARA J. SAMARDZICH              FRANK G. ARCELLA                  COMMON STOCK                       investments for the purchase
Executive Director -               President, AeroMet Corporation                                       of MTS stock.
Lifestyles/Youth Vehicles                                            MTS Systems Corporation's
Ford Motor Company                                                   common stock publicly trades on    Both alternatives bear a
                                   CORPORATE OFFICERS                The Nasdaq Stock Market's          nominal transaction charge
LINDA HALL WHITMAN                                                   National Market under the symbol   which is netted against the
Chief Executive Officer            BARBARA J. CARPENTER              "MTSC"                             funds used to purchase
QuickMedx, Inc.                    Assistant Corporate Secretary                                        shares of MTS stock.
                                                                     FOR NEWS RELEASES AND              Shareholders may obtain a
                                   JOHN R. HOUSTON                   OTHER INFORMATION                  brochure giving further
EXECUTIVE MANAGEMENT               Secretary                                                            details by calling Wells
                                   Partner, Robins, Kaplan, Miller   Our latest news releases are       Fargo Shareholder Services
SIDNEY W. EMERY, JR.                                                 available on the World Wide Web    at 800-468-9716.
Chairman and                       THOMAS J. MINNEMAN                at http://www.mts.com.
Chief Executive Officer            Treasurer

JAMES M. EGERDAL                                                                                        TRADEMARKS
Vice President                     REFERENCES
Service & Support Division                                                                              MTS, Bionix, Flat-Trac, RPC,
                                   BANK REFERENCE                                                       and SWIFT are registered
LAURA B. HAMILTON                  US BANK                                                              trademarks, and AeroPro,
Vice President                     Minneapolis, MN                                                      Atlas, eTIM, FlexTest, and
Material Testing,                                                                                       TestLine are trademarks of
Aerospace and Manufacturing        TRANSFER AGENT                                                       MTS Systems Corporation.
Operations                         Wells Fargo Bank Minnesota, N.A.
                                   South St. Paul, MN
SUSAN E. KNIGHT                    Shareholder Assistance:
Vice President                     800-468-9716
Chief Financial Officer
                                   GENERAL COUNSEL
DONALD G. KRANTZ                   Robins, Kaplan, Miller &
Vice President                     Ciresi LLP
Advanced Systems Division          Minneapolis, MN

DOUGLAS E. MARINARO                PATENT COUNSEL
Vice President                     Westman, Champlin & Kelly
Software and Consulting Services   Minneapolis, MN

                                   INDEPENDENT PUBLIC
                                   ACCOUNTANTS
                                   KPMG LLP
                                   Minneapolis, MN


CORPORATE HEADQUARTERS

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344-2290
Telephone: 952-937-4000
info@mts.com
www.mts.com


NORTH AMERICAN SUBSIDIARY

AeroMet Corporation


INTERNATIONAL SUBSIDIARIES

MTS Automation Verwaltungs GmbH
MTS Automation GmbH & Co. KG
MTS Automotive Sensors GmbH
MTS Holdings France, SARL
MTS International Ltd.
MTS (Japan) Ltd.
MTS Korea, Inc.
MTS Powertrain Technology Ltd
MTS Sensor Technologie undVerwaltungs-GmbH
MTS Sensor Technologie GmbH and Co. KG
MTS Sensors Technology K.K.
MTS Systems (China) Inc.
MTS Systems SA
MTS Systems GmbH
MTS Systems Holdings for Europe GmbH
MTS Systems (Hong Kong) Inc.
MTS Systems Ltd.
MTS Systems Norden AB
MTS Systems SR
MTS Testing Systems (Canada) Ltd.

[LOGO] MTS(R)

        MTS Systems Corporation
        14000 Technology Drive
        Eden Prairie, Minnesota 55344-2290
        Telephone: 952-937-4000
        info@mts.com
        www.mts.com
















100-105-942  PRINTED IN U.S.A. 1202
(C)2002 MTS SYSTEMS CORPORATION